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EXHIBIT 99.1

The Dow Chemical Company and Subsidiaries
PART II, Item 8. Financial Statements and Supplementary Data.

Management's Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control framework and processes are designed to provide reasonable assurance to management and the Board of Directors regarding the reliability of financial reporting and the preparation of the Company's consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

       The Company's internal control over financial reporting includes those policies and procedures that:

  •
  pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company;
  •
  provide reasonable assurance that transactions are recorded properly to allow for the preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and Directors of the Company;
  •
  provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the consolidated financial statements; and
  •
  provide reasonable assurance as to the detection of fraud.

       Because of its inherent limitations, a system of internal control over financial reporting can provide only reasonable assurance and may not prevent or detect misstatements. Further, because of changing conditions, effectiveness of internal control over financial reporting may vary over time.

       Management assessed the effectiveness of the Company's internal control over financial reporting and concluded that, as of December 31, 2005, such internal control is effective. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control – Integrated Framework.

       The Company's independent auditors, Deloitte & Touche LLP, with direct access to the Company's Board of Directors through its Audit Committee, have audited the consolidated financial statements prepared by the Company. Their report on the consolidated financial statements is included in Part II, Item 8. Financial Statements and Supplementary Data. Management's assessment of the Company's internal control over financial reporting has been audited by Deloitte & Touche LLP, as stated in their report included in Part II, Item 9A. Controls and Procedures.

Management's Process to Assess the Effectiveness of Internal Control Over Financial Reporting

To comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, the Company followed a comprehensive compliance process across the enterprise to evaluate its internal control over financial reporting, engaging employees at all levels of the organization. Dow's effective internal control begins with a strong ethics and compliance "tone-at-the-top" of the Company, and is supported by all employees throughout the organization, who operate within clearly defined roles and responsibilities with strict adherence to delegation of authority limits. To further heighten internal control awareness across the Company during 2005, Dow required mandatory internal control training for approximately 20,000 employees around the globe.

       Management's conclusion on the effectiveness of internal control over financial reporting is based on a thorough and comprehensive evaluation and analysis of the five elements of COSO. Multiple inputs were considered as the basis for management's conclusion – including self-assessments of the control activities within each work process, assessments of entity-level controls, and internal control attestations from significant nonconsolidated joint ventures and external service providers, as well as from key Dow management. In addition, the Company's internal control processes contain self-monitoring mechanisms, and proactive steps are taken to correct deficiencies as they are identified. The Company also maintains an effective internal auditing program that independently assesses the effectiveness of internal control over financial reporting within each of the five COSO elements.

/s/ ANDREW N. LIVERIS	/s/ GEOFFERY E. MERSZEI
Andrew N. Liveris President, Chief Executive Officer and Chairman-Elect	Geoffery E. Merszei Executive Vice President and Chief Financial Officer

/s/ FRANK H. BROD
Frank H. Brod Corporate Vice President and Controller

February 8, 2006

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
The Dow Chemical Company:

We have audited the accompanying consolidated balance sheets of The Dow Chemical Company and subsidiaries (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15 (a) 2. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Dow Chemical Company and subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

       As discussed in Notes A and O to the consolidated financial statements, effective January 1, 2003, the Company changed its method of accounting for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123 for new grants of equity instruments to employees.

       We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 8, 2006 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP Midland, Michigan
February 8, 2006 (July 7, 2006 as to the effect of changes in segment composition as discussed in Note U)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

(In millions, except per share amounts) For the years ended December 31	2005	2004	2003

Net Sales	$46,307	$40,161	$32,632

Cost of sales	38,276	34,244	28,177
Research and development expenses	1,073	1,022	981
Selling, general and administrative expenses	1,545	1,436	1,392
Amortization of intangibles	55	81	63
Restructuring activities – net charge (gain)	114	(20)	–
Equity in earnings of nonconsolidated affiliates	964	923	322
Sundry income – net	755	136	146
Interest income	138	86	92
Interest expense and amortization of debt discount	702	747	828

Income before Income Taxes and Minority Interests	6,399	3,796	1,751

Provision (Credit) for income taxes	1,782	877	(82)
Minority interests' share in income	82	122	94

Income before Cumulative Effect of Changes in Accounting Principles	4,535	2,797	1,739

Cumulative effect of changes in accounting principles	(20)	–	(9)

Net Income Available for Common Stockholders	$4,515	$2,797	$1,730

Share Data
Earnings before cumulative effect of changes in accounting principles per common share – basic	$4.71	$2.98	$1.89
Earnings per common share – basic	$4.69	$2.98	$1.88
Earnings before cumulative effect of changes in accounting principles per common share – diluted	$4.64	$2.93	$1.88
Earnings per common share – diluted	$4.62	$2.93	$1.87
Common stock dividends declared per share of common stock	$1.34	$1.34	$1.34
Weighted-average common shares outstanding – basic	963.2	940.1	918.8
Weighted-average common shares outstanding – diluted	976.8	953.8	926.1

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

(In millions) At December 31	2005	2004

Assets

Current Assets
Cash and cash equivalents	$3,806	$3,108
Marketable securities and interest-bearing deposits	32	84
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables – 2005: $169; 2004: $136)	5,124	4,753
Other	2,802	2,604
Inventories	5,319	4,957
Deferred income tax assets – current	321	384

Total current assets	17,404	15,890

Investments
Investment in nonconsolidated affiliates	2,285	2,698
Other investments	2,156	2,141
Noncurrent receivables	274	189

Total investments	4,715	5,028

Property
Property	41,934	41,898
Less accumulated depreciation	28,397	28,070

Net property	13,537	13,828

Other Assets
Goodwill	3,140	3,152
Other intangible assets (net of accumulated amortization – 2005: $552; 2004: $507)	443	535
Deferred income tax assets – noncurrent	3,658	4,369
Asbestos-related insurance receivables – noncurrent	818	1,028
Deferred charges and other assets	2,219	2,055

Total other assets	10,278	11,139

Total Assets	$45,934	$45,885

See Notes to the Consolidated Financial Statements.

(In millions, except share amounts) At December 31	2005	2004

Liabilities and Stockholders' Equity

Current Liabilities
Notes payable	$241	$104
Long-term debt due within one year	1,279	861
Accounts payable:
Trade	3,931	3,701
Other	1,829	2,194
Income taxes payable	493	419
Deferred income tax liabilities – current	201	205
Dividends payable	347	342
Accrued and other current liabilities	2,342	2,680

Total current liabilities	10,663	10,506

Long-Term Debt	9,186	11,629

Other Noncurrent Liabilities
Deferred income tax liabilities – noncurrent	1,395	1,301
Pension and other postretirement benefits – noncurrent	3,308	3,979
Asbestos-related liabilities – noncurrent	1,384	1,549
Other noncurrent obligations	3,338	3,202

Total other noncurrent liabilities	9,425	10,031

Minority Interest in Subsidiaries	336	449

Preferred Securities of Subsidiaries	1,000	1,000

Stockholders' Equity
Common stock (authorized 1,500,000,000 shares of $2.50 par value each; issued 981,377,562 shares)	2,453	2,453
Additional paid-in capital	661	274
Unearned ESOP shares	(1)	(12)
Retained earnings	14,719	11,527
Accumulated other comprehensive loss	(1,949)	(977)
Treasury stock at cost (2005: 14,221,354 shares; 2004: 28,451,070 shares)	(559)	(995)

Net stockholders' equity	15,324	12,270

Total Liabilities and Stockholders' Equity	$45,934	$45,885

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Cash Flows

(In millions) For the years ended December 31	2005	2004	2003

Operating Activities
Net Income Available for Common Stockholders	$4,515	$2,797	$1,730
Adjustments to reconcile net income to net cash provided by operating activities:
Cumulative effect of changes in accounting principles	20	–	9
Depreciation and amortization	2,079	2,088	1,903
Provision (Credit) for deferred income tax	740	255	(378)
Earnings/losses of nonconsolidated affiliates in excess of dividends received	(469)	(553)	(180)
Minority interests' share in income	82	122	94
Pension contributions	(1,031)	(399)	(235)
Net (gain) loss on sales of consolidated companies	–	(1)	4
Net gain on sales of ownership interests in nonconsolidated affiliates	(732)	(29)	(28)
Net gain on sales of investments	(33)	(34)	(10)
Net gain on sales of property and businesses	(56)	(99)	(102)
Other net (gain) loss	(29)	69	8
Net gain on asset divestitures related to formation of nonconsolidated affiliates	–	(563)	–
Restructuring charges	41	341	–
Tax benefit – nonqualified stock option exercises	85	100	52
Changes in assets and liabilities that provided (used) cash:
Accounts and notes receivable	(469)	(1,316)	(322)
Inventories	(240)	(931)	95
Accounts payable	106	1,252	161
Noncurrent receivables	(85)	41	347
Other assets and liabilities	(50)	(470)	632

Cash provided by operating activities	4,474	2,670	3,780

Investing Activities
Capital expenditures	(1,597)	(1,333)	(1,100)
Proceeds from sales of property and businesses	105	156	231
Acquisitions of businesses	–	(149)	(10)
Purchase of previously leased assets	(263)	–	(533)
Investments in consolidated companies	(109)	(6)	(71)
Proceeds from sales of consolidated companies	–	7	3
Investments in nonconsolidated affiliates	(208)	(129)	(80)
Distributions from nonconsolidated affiliates	41	60	63
Proceeds from sales of ownership interests in nonconsolidated affiliates	956	62	53
Proceeds from asset divestitures related to formation of nonconsolidated affiliates	–	845	–
Purchases of investments	(1,400)	(1,827)	(1,732)
Proceeds from sales and maturities of investments	1,379	1,661	1,500

Cash used in investing activities	(1,096)	(653)	(1,676)

Financing Activities
Changes in short-term notes payable	74	(152)	(285)
Payments on long-term debt	(1,559)	(1,285)	(857)
Proceeds from issuance of long-term debt	4	658	907
Purchases of treasury stock	(68)	(15)	(6)
Proceeds from sales of common stock	398	706	303
Distributions to minority interests	(70)	(57)	(58)
Dividends paid to stockholders	(1,287)	(1,252)	(1,229)

Cash used in financing activities	(2,508)	(1,397)	(1,225)

Effect of Exchange Rate Changes on Cash	(172)	96	29

Summary
Increase in cash and cash equivalents	698	716	908
Cash and cash equivalents at beginning of year	3,108	2,392	1,484

Cash and cash equivalents at end of year	$3,806	$3,108	$2,392

 See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Stockholders' Equity

(In millions) For the years ended December 31	2005	2004	2003

Common Stock
Balance at beginning and end of year	$2,453	$2,453	$2,453

Additional Paid-in Capital
Balance at beginning of year	274	8	–
Stock-based compensation	387	266	8

Balance at end of year	661	274	8

Unearned ESOP Shares
Balance at beginning of year	(12)	(30)	(61)
Shares allocated to ESOP participants	11	18	31

Balance at end of year	(1)	(12)	(30)

Retained Earnings
Balance at beginning of year	11,527	9,994	9,520
Net income	4,515	2,797	1,730
Common stock dividends declared	(1,292)	(1,264)	(1,233)
Other	(31)	–	(23)

Balance at end of year	14,719	11,527	9,994

Accumulated Other Comprehensive Loss
Unrealized Gains (Losses) on Investments at beginning of year	41	43	(23)
Unrealized gains (losses)	(30)	(2)	66

Balance at end of year	11	41	43

Cumulative Translation Adjustments at beginning of year	301	(199)	(649)
Translation adjustments	(964)	500	450

Balance at end of year	(663)	301	(199)

Minimum Pension Liability at beginning of year	(1,357)	(1,315)	(1,379)
Adjustments	45	(42)	64

Balance at end of year	(1,312)	(1,357)	(1,315)

Accumulated Derivative Gain (Loss) at beginning of year	38	(20)	(46)
Net hedging results	227	107	30
Reclassification to earnings	(250)	(49)	(4)

Balance at end of year	15	38	(20)

Total accumulated other comprehensive loss	(1,949)	(977)	(1,491)

Treasury Stock
Balance at beginning of year	(995)	(1,759)	(2,189)
Purchases	(68)	(15)	(6)
Issuance to employees and employee plans	504	779	436

Balance at end of year	(559)	(995)	(1,759)

Net Stockholders' Equity	$15,324	$12,270	$9,175

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Comprehensive Income

(In millions) For the years ended December 31	2005	2004	2003

Net Income Available for Common Stockholders	$4,515	$2,797	$1,730

Other Comprehensive Income (Loss), Net of Tax (tax amounts shown below for 2005, 2004, 2003)
Unrealized gains (losses) on investments:
Unrealized holding gains (losses) during the period (net of tax of $(7), $20, $24)	(21)	24	57
Less: Reclassification adjustments for net amounts included in net income (net of tax of $(6), $(16), $5)	(9)	(26)	9
Cumulative translation adjustments (net of tax of $(29), $101, $(193))	(964)	500	450
Minimum pension liability adjustments (net of tax of $26, $(25), $51)	45	(42)	64
Net gains (losses) on cash flow hedging derivative instruments (net of tax of $8, $9, $16)	(23)	58	26

Total other comprehensive income (loss)	(972)	514	606

Comprehensive Income	$3,543	$3,311	$2,336

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACCOUNTING CHANGES

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements of The Dow Chemical Company and its subsidiaries ("Dow" or the "Company") were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest. Intercompany transactions and balances are eliminated in consolidation. Investments in nonconsolidated affiliates (20-50 percent owned companies, joint ventures and partnerships) are accounted for on the equity basis.

       Certain reclassifications of prior years' amounts have been made to conform to the presentation adopted for 2005.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company's consolidated financial statements include amounts that are based on management's best estimates and judgments. Actual results could differ from those estimates.

Foreign Currency Translation

The local currency has been primarily used as the functional currency throughout the world. Translation gains and losses of those operations that use local currency as the functional currency are included in the consolidated balance sheets as "Accumulated other comprehensive income (loss)" ("AOCI"). Where the U.S. dollar is used as the functional currency, foreign currency gains and losses are reflected in income.

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information becomes available. Accruals for environmental liabilities are included in the consolidated balance sheets as "Other noncurrent obligations" at undiscounted amounts. Accruals for related insurance or other third-party recoveries for environmental liabilities are recorded when it is probable that a recovery will be realized and are included in the consolidated balance sheets as "Accounts receivable – Other."

       Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and estimable.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits and readily marketable securities with original maturities of three months or less.

Financial Instruments

The Company calculates the fair value of financial instruments using quoted market prices whenever available. When quoted market prices are not available for various types of financial instruments (such as forwards, options and swaps), the Company uses standard pricing models with market-based inputs, which take into account the present value of estimated future cash flows.

       The Company utilizes derivative instruments to manage exposures to currency exchange rates, commodity prices and interest rate risk. The fair values of all derivative instruments are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are reported in income or AOCI, depending on the use of the derivative and whether it qualifies for hedge accounting treatment under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

       Gains and losses on derivative instruments qualifying as cash flow hedges are recorded in AOCI, to the extent the hedges are effective, until the underlying transactions are recognized in income. To the extent effective, gains and losses on derivative and nonderivative instruments used as hedges of the Company's net investment in foreign operations are recorded in AOCI as part of the cumulative translation adjustment. The ineffective portions of cash flow hedges and hedges of net investment in foreign operations, if any, are recognized in income immediately.

       Gains and losses on derivative instruments designated and qualifying as fair value hedging instruments, as well as the offsetting losses and gains on the hedged items, are reported in income in the same accounting period. Derivative instruments not designated as hedges are marked-to-market at the end of each accounting period with the results included in income.

Inventories

Inventories are stated at the lower of cost or market. The method of determining cost is used consistently from year to year at each subsidiary and varies among last-in, first-out ("LIFO"); first-in, first-out ("FIFO"); and average cost.

Property

Land, buildings and equipment, including property under capital lease agreements, are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is provided using the straight-line method. For most assets capitalized through 1996, the declining balance method was used. Fully depreciated assets are retained in property and depreciation accounts until they are removed from service. In the case of disposals, assets and related depreciation are removed from the accounts, and the net amounts, less proceeds from disposal, are included in income.

Impairment and Disposal of Long-Lived Assets

The Company evaluates long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of other than by sale are classified as held and used until they are disposed of. Long-lived assets to be disposed of by sale are classified as held for sale and are reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased.

Investments

Investments in debt and marketable equity securities, including warrants, are classified as trading, available-for-sale, or held-to-maturity. Investments classified as trading are reported at fair value with unrealized gains and losses included in income. Those classified as available-for-sale are reported at fair value with unrealized gains and losses recorded in AOCI. Those classified as held-to-maturity are recorded at amortized cost. The cost of investments sold is determined by specific identification.

       The excess of the cost of investments in subsidiaries over the values assigned to assets and liabilities is shown as goodwill and is subject to the impairment provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." Absent any impairment indicators, recorded goodwill is tested for impairment in conjunction with the annual planning and budgeting process by comparing the fair value of each reporting unit, determined using a discounted cash flow method, with its carrying value.

Revenue

Sales are recognized when the revenue is realized or realizable, and has been earned, in accordance with the U.S. Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 104, "Revenue Recognition in Financial Statements." Approximately 98 percent of the Company's sales are related to sales of product, while 1 percent is related to the Company's service offerings and 1 percent to its insurance operations. Revenue for product sales is recognized as risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. Substantially all of the Company's products are sold FOB ("free on board") shipping point or, with respect to countries other than the United States, an equivalent basis. Title to the product passes when the product is delivered to the freight carrier. Dow's standard terms of delivery are included in its contracts of sale, order confirmation documents and invoices. Freight costs and any directly related associated costs of transporting finished product to customers are recorded as "Cost of sales."

       The Company's primary service offerings are in the form of contract manufacturing services and services associated with Dow AgroSciences' termite solution, SENTRICON™ Termite Colony Elimination System. Revenue associated with these service offerings is recognized when services are rendered, according to contractual agreements.

       Revenue related to the Company's insurance operations includes third-party insurance premiums, which are earned over the terms of the related insurance policies and reinsurance contracts.

Legal Costs

The Company expenses legal costs, including those legal costs expected to be incurred in connection with a loss contingency, as incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates.

       Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued. The Company accrues for tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. Provision is made for taxes on undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested.

Earnings per Common Share

The calculation of earnings per common share is based on the weighted-average number of the Company's common shares outstanding during the applicable period. The calculation for diluted earnings per common share reflects the effect of all dilutive potential common shares that were outstanding during the respective periods.

ACCOUNTING CHANGES

Accounting for Stock-Based Compensation

In the first quarter of 2003, Dow began expensing stock options by adopting the fair value provisions of the Financial Accounting Standards Board's ("FASB") SFAS No. 123, "Accounting for Stock-Based Compensation," for new grants of equity instruments (which include stock options, deferred stock grants, and subscriptions to purchase shares under the Company's Employees' Stock Purchase Plan) to employees. As required by SFAS No. 148, "Accounting for Stock-Based

Compensation – Transition and Disclosure," the following table provides pro forma results as if the fair value based method had been applied to all outstanding and unvested awards, including stock options, deferred stock grants, and subscriptions to purchase shares under the Company's Employees' Stock Purchase Plan, in each period presented:

In millions, except per share amounts	2005	2004	2003

Net income, as reported	$4,515	$2,797	$1,730
Add: Stock-based compensation expense included in reported net income, net of tax	267	187	33
Deduct: Total stock-based compensation expense determined using fair value based method for all awards, net of tax	(236)	(205)	(80)

Pro forma net income	$4,546	$2,779	$1,683

Earnings per share (in dollars):
Basic – as reported	$4.69	$2.98	$1.88
Basic – pro forma	$4.72	$2.96	$1.83
Diluted – as reported	$4.62	$2.93	$1.87
Diluted – pro forma	$4.65	$2.91	$1.82

       In December 2004, the FASB issued revised SFAS No. 123 ("SFAS No. 123R"), "Share-Based Payment," which replaces SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." This statement, which requires that the cost of all share-based payment transactions be recognized in the financial statements, establishes fair value as the measurement objective and requires entities to apply a fair-value-based measurement method in accounting for share-based payment transactions. As issued, the statement applies to all awards granted, modified, repurchased or cancelled after July 1, 2005, and unvested portions of previously issued and outstanding awards. On April 14, 2005, the U.S. Securities and Exchange Commission (the "SEC") announced the adoption of a new rule that amends the compliance date for SFAS No. 123R, allowing companies to implement the statement at the beginning of their next fiscal year that begins after June 15, 2005. The Company will adopt SFAS No. 123R on January 1, 2006 using the modified-prospective method. The adoption of SFAS No. 123R is expected to have an immaterial impact on the Company's consolidated financial statements.

       In March 2005, the SEC issued SAB No. 107, which expresses views of the SEC staff regarding the interaction between SFAS No. 123R and certain SEC rules and regulations, and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. The Company will apply the guidance of this SAB as it adopts SFAS No. 123R.

       The Company grants stock-based compensation awards which vest over a specified period or upon employees meeting certain performance and retirement eligibility criteria. The Company amortizes these awards over the specified vesting period and recognizes any previously unrecognized compensation cost at the date of retirement (the "nominal vesting period approach"). The Company will continue applying the nominal vesting period approach for the remaining portion of unvested outstanding awards as of December 31, 2005. SFAS No. 123R specifies that an award is vested when the employee's rights to the award are no longer contingent upon providing additional service (the "non-substantive vesting period approach"). Upon adoption of SFAS No. 123R on January 1, 2006, the Company will apply this approach to all stock-based compensation awarded after December 31, 2005. Compensation cost will be recognized over the vesting period or from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required, as appropriate. The Company has determined that application of the non-substantive vesting period approach will not have a material impact on the Company's consolidated financial statements.

Accounting for Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires an entity to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the related long-lived asset. The liability is adjusted to its present value each period and the asset is depreciated over its useful life. A gain or loss may be incurred upon settlement of the liability. SFAS No. 143 was effective for fiscal years beginning after June 15, 2002. Adoption of SFAS No. 143 on January 1, 2003 resulted in the recognition of an asset retirement obligation of $45 million and a charge of $9 million (net of tax of $5 million), which was included in "Cumulative effect of changes in accounting principles."

       In March 2005, the FASB issued FASB Interpretation ("FIN") No. 47, "Accounting for Conditional Asset Retirement Obligations," which clarifies the term conditional asset retirement obligation as used in SFAS No. 143 as a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. FIN No. 47 was effective no later than the end of fiscal years ending after December 15, 2005. Adoption of FIN No. 47 on December 31, 2005 resulted in the recognition of an asset retirement obligation of $34 million and a charge of $20 million (net of tax of $12 million), which was included in "Cumulative effect of changes in accounting principles."

       In accordance with FIN No. 47, the Company has recognized conditional asset retirement obligations related to asbestos encapsulation as a result of planned demolition and remediation activities at manufacturing and administrative sites in the United States, Canada and Europe. At December 31, 2005, the aggregate carrying amount of conditional asset retirement obligations recognized by the Company was $34 million. These obligations are included in the consolidated balance sheets as "Other noncurrent obligations."

       If the conditional asset retirement obligation measurement and recognition provisions of FIN No. 47 had been in effect on January 1, 2004, the aggregate carrying amount of those obligations on that date would have been $31 million. The aggregate amount of those obligations would have been $32 million on December 31, 2004. If the amortization of asset retirement cost and accretion of asset retirement obligation provisions of SFAS No. 143, as interpreted by FIN No. 47, had been in effect during 2003 and 2004, the impact on "Income before Cumulative Effect on Changes in Accounting Principles" and "Net Income Available to Common Stockholders" each year would have been immaterial. Further, the impact on earnings per common share (both basic and diluted) would have been less than $0.01 per share each year.

       Due to the long term, productive nature of the Company's manufacturing operations, absent plans or expectations of plans to initiate asset retirement activities, the Company is unable to determine potential settlement dates to be used in fair value calculations for estimating conditional asset retirement obligations. As such, the Company has not recognized conditional asset retirement obligations when there are no plans or expectations of plans to undertake a major renovation or demolition project that would require the removal of asbestos. In addition, the Company has not recognized conditional asset retirement obligations for the capping of underground storage wells at Dow-owned sites and the contractually required demolition of facilities at non Dow-owned sites when there are no plans or expectations of plans to exit the sites. The Company is unable to reasonably estimate the fair value of such liabilities since the potential settlement dates cannot be determined at this time.

Other Accounting Changes

In May 2004, the FASB issued FASB Staff Position ("FSP") No. FAS 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") to a sponsor of a postretirement health care plan that has concluded that prescription drug benefits available under the plan are "actuarially equivalent" to Medicare Part D and thus qualify for a subsidy under the Act. The Company adopted the provisions of FSP No. FAS 106-2 in the third quarter of 2004. See Note M regarding the impact of adoption and the required disclosures.

       In November 2004, the FASB issued SFAS No. 151, "Inventory Costs – an amendment of ARB No. 43, Chapter 4," which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) and also requires that the allocation of fixed production overhead be based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Because the Company has used nameplate capacity to calculate product costs, the impact of the adoption of SFAS No. 151 on January 1, 2006 will have an immaterial favorable impact on the Company's consolidated financial statements in the first quarter of 2006.

       In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29." The statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 was effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company determined that its practices are consistent with the guidance of this statement; therefore, the adoption of SFAS No. 153 on July 1, 2005, had no impact on the Company's consolidated financial statements.

       In December 2004, the FASB issued FSP No. FAS 109-1, "Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004," indicating that this deduction should be accounted for as a special deduction in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes." Beginning in 2005, the Company recognizes the allowable deductions as qualifying activity occurs.

       In December 2004, the FASB issued FSP No. FAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004," which provides a practical exception to the SFAS No. 109 requirement to reflect the effect of a new tax law in the period of enactment by allowing additional time beyond the financial reporting period to evaluate the effects on plans for reinvestment or repatriation of unremitted foreign earnings. The American Jobs Creation Act of 2004 (the "AJCA") introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. In May 2005, tax authorities released the clarifying language necessary to enable the Company to finalize its plan for the repatriation and reinvestment of foreign earnings subject to the requirements of the AJCA, resulting in a credit of $113 million to "Provision for income taxes" in the second quarter of 2005.

       In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements," and provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS No. 154 applies to all voluntary changes in accounting principle and requires retrospective application (a term defined by the statement) to prior periods' financial statements, unless it is impracticable to determine the effect of a change. It also applies to changes required by an accounting pronouncement that does not include specific transition provisions. In addition, SFAS No. 154 redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. The statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will adopt SFAS No. 154 beginning January 1, 2006.

       In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments," which addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in the FSP amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," SFAS No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations," and APB Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock." The Company has reviewed the guidance of FSP Nos. FAS 115-1 and 124-1 and has determined that its practices are consistent with the FSP; therefore, the adoption of the FSP on January 1, 2006 will have no impact on the Company's consolidated financial statements.

NOTE B – RESTRUCTURING

2005 Restructuring

In the fourth quarter of 2005, the Company recorded pretax charges totaling $114 million related to restructuring activities, as the Company continued to focus on financial discipline and made additional decisions regarding noncompetitive and underperforming assets, as well as decisions regarding the consolidation of manufacturing capabilities. The charges included costs of $67 million related to the closure of approximately 20 small plants around the world, losses of $12 million on asset sales, the write-off of an intangible asset of $10 million and employee-related expenses of $25 million. The total of these charges is shown as "Restructuring activities – net charge (gain)" in the consolidated statements of income. The charges were recorded against the Company's operating segments as follows: $28 million against Performance Plastics, $14 million against Performance Chemicals, $9 million against Agricultural Sciences, $12 million against Plastics and $3 million against Chemicals. Charges to Unallocated and Other amounted to $48 million.

2004 Restructuring

In the second quarter of 2004, the Company recorded a pretax net gain of $20 million related to restructuring activities. The net gain included gains totaling $563 million related to the divestitures of assets in conjunction with the formation of two new joint ventures (see Note C for information regarding the divestitures); asset impairments of $99 million related to the future sale or shutdown of facilities (see Note F for disclosures related to asset impairments); the recognition of a liability of $148 million associated with a loan guarantee for Cargill Dow LLC ("Cargill Dow"); and employee-related restructuring charges of $296 million. The net impact of the transactions is shown as "Restructuring activities – net charge (gain)" in the consolidated statements of income. Additional information regarding these activities is included below.

Recognition of Liability Related to Loan Guarantee

In the second quarter of 2004, the Company completed an assessment of Cargill Dow, a 50:50 joint venture with Cargill, Incorporated ("Cargill"). Based on that assessment, the Company concluded that it was probable that its portion of a loan guarantee in place for Cargill Dow would be called, and recognized a liability of $148 million in the second quarter with a charge to Unallocated and Other.

       In January 2005, the Company contributed $170 million to Cargill Dow and obtained a release from its commitments with respect to Cargill Dow's debt obligations. On January 31, 2005, Dow transferred its 50 percent interest in Cargill Dow to Cargill.

Employee-Related Restructuring Charges

In the second quarter of 2004, the Company recorded employee-related restructuring charges totaling $296 million. The charges resulted from decisions made by management in the second quarter relative to employment levels as the Company restructured its business organization and finalized plans for additional plant shutdowns and divestitures. The charges included severance of $225 million for a workforce reduction of 2,455 people, most of whom ended their employment with Dow by the end of the third quarter of 2004, and curtailment costs of $71 million associated with Dow's defined benefit plans (see Note M). The charges were included in the results of Unallocated and Other.

       As of December 31, 2004, the Company's workforce had been reduced by 2,416 people due to this restructuring. Severance of $131 million was paid to 1,832 former employees; severance of $75 million was deferred until 2005 by 584 former employees. At December 31, 2004, an accrual of $19 million (excluding the deferred severance) remained for severance under this program.

       In 2005, the severance accrual was reduced by $12 million (reflected in "Cost of sales") due to the redeployment of approximately 120 employees, bringing the 2004 employee-related restructuring program to a close. As of December 31, 2005, severance of $212 million related to this restructuring program had been paid to 2,448 former employees.

NOTE C – DIVESTITURES

On June 30, 2004, Dow and Petrochemical Industries Company ("PIC") of Kuwait, a wholly owned subsidiary of Kuwait Petroleum Corporation, formed two new joint ventures designed to further develop the commercial relationship of the two companies in the petrochemical industry. The joint ventures are:

  •
  MEGlobal, a 50:50 joint venture for the manufacture and marketing of monoethylene glycol and diethylene glycol ("EG").
  •
  Equipolymers, a 50:50 joint venture for the manufacture of purified terephthalic acid ("PTA") and the manufacture and marketing of polyethylene terephthalate resins ("PET").

       The joint ventures combine Dow's strong existing asset base, technology position and market presence with PIC's commitment to increasing its investment in downstream petrochemical markets. The formation of the joint ventures is an important step in Dow's strategy of pursuing cost advantaged feedstock positions to supply growing markets, and in reducing Dow's capital intensity. MEGlobal and Equipolymers strengthen the integration of these ethylene derivative businesses by strategically shifting future growth to cost-advantaged locations.

       To form MEGlobal, Dow sold a 50 percent interest in its Canadian EG manufacturing assets (included in the Chemicals segment) to PIC for $635 million. Dow and PIC each contributed their respective interests in the Canadian EG manufacturing assets to form the joint venture. The carrying amount of the assets sold included: manufacturing facilities of $24 million, an investment in a nonconsolidated affiliate of $12 million and inventories of $11 million. MEGlobal produces EG using ethylene purchased from Dow pursuant to a market-based agreement. Proceeds from the sale included a pre-payment of the ethylene supply agreement of $121 million, which is being recognized over the life of the contract based on units of production. MEGlobal also markets excess EG produced in Dow's plants in the United States and Europe and EG produced by affiliates of Dow and PIC. EG is used as a raw material in the manufacture of polyester fibers, PET, antifreeze formulations and other industrial products.

       To form Equipolymers, Dow sold a 50 percent interest in its PET/PTA business (included in the Plastics segment), which included manufacturing assets in Germany and Italy, to PIC for $210 million. Dow and PIC each contributed their respective interests in the PET/PTA business to form the joint venture. The carrying amount of the assets sold included: manufacturing facilities of $39 million, receivables of $24 million, goodwill of $22 million, inventories of $21 million, payables of $16 million and other liabilities of $4 million. PTA is a key raw material for the production of PET. PET is a high quality plastic used in the packaging industry, particularly for the production of beverage, food and other liquid containers. See Note H regarding the reduction of goodwill related to the formation of Equipolymers.

       The Company recorded a gain on the sale of the Canadian EG assets of $439 million (included in the Chemicals segment) and a gain on the sale of the PET/PTA business of $124 million (included in the Plastics segment) in the second quarter of 2004.

       On July 1, 2004, Dow began accounting for the joint ventures using the equity method of accounting. Dow's share of the earnings/losses of MEGlobal are reflected in the results for the Chemicals segment; Dow's share of the earnings/losses of Equipolymers are reflected in the results for the Plastics segment.

NOTE D – INVENTORIES

The following table provides a breakdown of inventories at December 31, 2005 and 2004:

Inventories at December 31
In millions	2005	2004

Finished goods	$2,941	$2,989
Work in process	1,247	889
Raw materials	645	605
Supplies	486	474

Total inventories	$5,319	$4,957

       The reserves reducing inventories from the first-in, first-out ("FIFO") basis to the last-in, first-out ("LIFO") basis amounted to $1,149 million at December 31, 2005 and $807 million at December 31, 2004. Inventories valued on a LIFO basis, principally hydrocarbon and U.S. chemicals and plastics product inventories, represented 37 percent of the total inventories at December 31, 2005 and 39 percent of total inventories at December 31, 2004.

       A reduction of certain inventories resulted in the liquidation of some of the Company's LIFO inventory layers, increasing pretax income $110 million in 2005, $154 million in 2004 and $70 million in 2003.

NOTE E – PROPERTY

Property at December 31	Estimated
In millions	Useful Lives (Years	)	2005	2004

Land	–		$518	$550
Land and waterway improvements	15-25		1,147	1,170
Buildings	5-55		3,339	3,462
Machinery and equipment	3-20		31,831	31,882
Utility and supply lines	5-20		2,000	1,974
Other property	3-30		1,757	1,853
Construction in progress	–		1,342	1,007

Total property			$41,934	$41,898

In millions	2005	2004	2003

Depreciation expense	$1,904	$1,904	$1,753
Manufacturing maintenance and repair costs	$1,289	$1,182	$1,083
Capitalized interest	$ 56	$ 48	$ 48

NOTE F – IMPAIRMENT OF LONG-LIVED ASSETS

In the first quarter of 2003, certain studies to determine potential actions relative to non-strategic and underperforming assets were completed and management made decisions regarding the disposition of certain assets. These decisions resulted in the write-off of the net book value of several manufacturing facilities totaling $37 million (the largest of which was $16 million recorded in "Cost of sales" in the Hydrocarbons and Energy segment associated with the impairment of Union Carbide's Seadrift, Texas, ethylene cracker, which was shut down in the third quarter of 2003), the impairment of Union Carbide's chemical transport vessel (sold in the second quarter of 2003) of $11 million recorded in "Sundry income (expense) – net" in Unallocated and Other, and the write-off of cancelled capital projects totaling $12 million recorded in "Cost of sales" and reflected in Unallocated and Other.

       In the first quarter of 2004, Dow continued to evaluate non-strategic and underperforming assets, and management made decisions regarding the disposition of certain assets. These decisions resulted in charges totaling $39 million. The two largest items were related to a manufacturing facility for the production of polyols and propylene glycol in Priolo, Italy, and a manufacturing facility for the production of HAMPOSYL™ surfactants in Nashua, New Hampshire.

  •
  On April 1, 2004, the Company announced the permanent closure of the Priolo plant; therefore, in the first quarter of 2004, the net book value of $22 million was written down with a charge to "Cost of sales" in the Performance Plastics segment.
  •
  In the first quarter of 2004, the Company made the decision to discontinue production of HAMPOSYL™ surfactants (manufactured by Hampshire Chemical Corp. ["Hampshire Chemical"], a wholly owned subsidiary of the Company) and as a result, wrote down the net book value of the assets of $9 million against "Cost of sales" in the Performance Chemicals segment. The manufacturing facility for this line of business was shut down in the third quarter of 2004; demolition of the facility was substantially completed in the fourth quarter of 2005. See Note H regarding the write-off of goodwill associated with this line of business.

       In the second quarter of 2004, the Company recorded asset impairments totaling $99 million, included in "Restructuring activities – net charge (gain)" in the consolidated statements of income, related to the future sale or shutdown of facilities as follows (see Note B):

  •
  In the fourth quarter of 2003, Biopharmaceutical Contract Manufacturing Services ("BCMS"), located in Smithfield, Rhode Island, lost its contract manufacturing relationship with its largest customer. After a review of the business and site was completed in the second quarter of 2004, the Company decided to seek bids to sell BCMS. Based on indications of interest from potential buyers, the assets were written down to their fair value in the second quarter, with a $60 million charge against the Performance Chemicals segment. In the third quarter of 2004, the business ceased production at the facility.
  •
  In the second quarter of 2004, the Company recorded asset impairments totaling $39 million for the second quarter shutdown of a latex manufacturing facility ($8 million), the pending sale of a marine terminal ($10 million) and the results of a cash flow analysis of the Company's DAXAD™ dispersant and glycine businesses ($21 million). The impairments resulted in charges against the Performance Chemicals segment of $29 million and Unallocated and Other of $10 million. The sale of the marine terminal was completed in the third quarter of 2004. The Company completed the sale of the DAXAD™ dispersant and glycine businesses in the fourth quarter of 2005. See Note H regarding a goodwill write-off associated with the DAXAD™ dispersant and glycine businesses.

NOTE G – SIGNIFICANT NONCONSOLIDATED AFFILIATES AND RELATED COMPANY TRANSACTIONS

The Company's investments in related companies accounted for by the equity method ("nonconsolidated affiliates") were $2,285 million at December 31, 2005 and $2,698 million at December 31, 2004. At December 31, 2005, the carrying amount of the Company's investments in nonconsolidated affiliates was $61 million more than its share of the investees' net assets, exclusive of Dow Corning Corporation ("Dow Corning"), MEGlobal, Equipolymers and EQUATE Petrochemical Company K.S.C. ("EQUATE"), which are discussed separately below. This difference was $209 million at December 31, 2004. See Note C regarding the formation of MEGlobal and Equipolymers on June 30, 2004.

       On May 15, 1995, Dow Corning, in which the Company is a 50 percent shareholder, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code (see Note K). As a result, the Company fully reserved its investment in Dow Corning and reserved its 50 percent share of equity earnings from that time through the third quarter of 2000. A difference between the Company's 50 percent share of the underlying equity of Dow Corning and the carrying value of this investment has existed since May 1995. During 1998 and 1999, Dow Corning recognized the financial impact of implementing the Joint Plan, including all liabilities and obligations. Following Judge Denise Page Hood's November 13, 2000 affirmation of the Bankruptcy Court's order confirming Dow Corning's Joint Plan of Reorganization (the "Joint Plan"), the Company reviewed the value of its investment in Dow Corning, revised its assessment of the recoverability of its investment, and determined that it had adequately provided for the other-than-temporary decline associated with the bankruptcy. On June 1, 2004, Dow Corning's Joint Plan became effective and Dow Corning emerged from bankruptcy. The Company considers the difference between the carrying value of its investment in Dow Corning and its 50 percent share of Dow Corning's equity to be permanent. The difference was $222 million at December 31, 2005 and 2004.

       At December 31, 2005, the Company's investment in MEGlobal was $289 million less than the Company's proportionate share of MEGlobal's underlying net assets. This amount represents the difference between the value of certain assets of the joint venture and the Company's related valuation on a U.S. GAAP basis, of which $99 million is being amortized over the remaining useful lives of the assets and $190 million represents the Company's share of the joint venture's goodwill. At December 31, 2004, the Company's investment in MEGlobal was zero, due to a capital distribution from the joint venture, and was $254 million less than the Company's proportionate share of MEGlobal's underlying net assets.

       At December 31, 2005, the Company's investment in Equipolymers was $50 million less than the Company's proportionate share of Equipolymers' underlying net assets. This amount represents the difference between the value of certain assets of the joint venture and the Company's related valuation on a U.S. GAAP basis, of which $13 million is being amortized over the remaining useful lives of the assets and $37 million is a difference representing the Company's share of the joint venture's goodwill. At December 31, 2004, this difference was $126 million.

       At December 31, 2005, the Company's investment in EQUATE was $34 million less than its proportionate share of the underlying net assets ($54 million at December 31, 2004). This amount represents the difference between EQUATE's value of certain assets and the Company's related valuation on a U.S. GAAP basis and as such is being amortized over the remaining two-year useful life of those assets.

       In November 2004, Union Carbide sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, these shares were sold to private Kuwaiti investors thereby completing the restricted transfer and reducing Union Carbide's ownership interest from 45 percent to 42.5 percent. A pretax gain of $70 million was recorded in the first quarter of 2005 related to the sale of these shares.

       On January 3, 2005, the Company and E.I. du Pont de Nemours and Company ("DuPont") announced that the Company had exercised its option to acquire certain assets relating to ethylene elastomers and chlorinated elastomers from DuPont Dow Elastomers L.L.C. ("DDE"), including ENGAGE™, NORDEL™ and TYRIN™ elastomers, through an equity redemption transaction involving the Company's equity interest in DDE. As a result of this option exercise, DuPont purchased the Company's remaining equity interest in DDE for $87 million; the dissolution of the joint venture, which was completed on June 30, 2005, resulted in a pretax gain of $31 million in the second quarter of 2005. The Company decreased its investment in nonconsolidated affiliates and recorded $324 million in net property, $122 million in inventories, and $48 million in other net assets.

       On November 30, 2005, Union Carbide completed the sale of its indirect 50 percent interest in UOP LLC ("UOP") to a wholly owned subsidiary of Honeywell International, Inc. for a purchase price of $867 million, resulting in a pretax gain of $637 million in the fourth quarter of 2005.

       Dow's principal nonconsolidated affiliates and the Company's direct or indirect ownership interest for each at December 31, 2005, 2004 and 2003 are shown below:

Principal Nonconsolidated Affiliates at December 31	Ownership Interest
	2005	2004	2003

Compañía Mega S.A.	28%	28%	28%
Dow Corning Corporation	50%	50%	50%
DuPont Dow Elastomers L.L.C.	–	50%	50%
EQUATE Petrochemical Company K.S.C.	42.5%	45%	45%
Equipolymers	50%	50%	–
MEGlobal	50%	50%	–
The OPTIMAL Group:
OPTIMAL Chemicals (Malaysia) Sdn Bhd	50%	50%	50%
OPTIMAL Glycols (Malaysia) Sdn Bhd	50%	50%	50%
OPTIMAL Olefins (Malaysia) Sdn Bhd	23.75%	23.75%	23.75%
The Siam Group:
Pacific Plastics (Thailand) Limited	49%	49%	49%
Siam Polyethylene Company Limited	49%	49%	49%
Siam Polystyrene Company Limited	49%	49%	49%
Siam Styrene Monomer Co., Ltd.	49%	49%	49%
Siam Synthetic Latex Company Limited	49%	49%	49%
UOP LLC	–	50%	50%

       The Company's investment in these companies was $1,765 million at December 31, 2005 and $2,202 million at December 31, 2004. Its equity in their earnings was $859 million in 2005, $886 million in 2004 and $342 million in 2003. All of the nonconsolidated affiliates in which the Company has investments are privately held companies; therefore, quoted market prices are not available. The summarized financial information presented below represents the combined accounts (at 100 percent) of the principal nonconsolidated affiliates.

Summarized Balance Sheet Information at December 31
In millions		2005	2004

Current assets		$5,112	$5,378
Noncurrent assets		6,539	8,412

Total assets		$11,651	$13,790

Current liabilities		$2,462	$3,351
Noncurrent liabilities		3,769	4,661

Total liabilities		$6,231	$8,012

Summarized Income Statement Information
In millions	2005(1)	2004(2)	2003

Sales	$12,744	$10,729	$7,032
Gross profit	3,063	3,382	2,178
Net income	1,927	1,838	786

(1) The summarized income statement information for 2005 includes the results for DDE from January 1, 2005 through June 30, 2005, and the results for UOP from January 1, 2005 through November 30, 2005.
(2) The summarized income statement information for 2004 includes the results for MEGlobal and Equipolymers from July 1, 2004 through December 31, 2004.

       Dividends received from the Company's nonconsolidated affiliates were $495 million in 2005, $370 million in 2004 and $130 million in 2003.

       The Company has service agreements with some of these entities, including contracts to manage the operations of manufacturing sites and the construction of new facilities; licensing and technology agreements; and marketing, sales, purchase and lease agreements. Sales to MEGlobal represented approximately 15 percent of the sales in the Chemicals segment and approximately 4 percent of the sales in the Hydrocarbons and Energy segment (approximately 2 percent of total sales for the Company). Excess ethylene glycol produced in Dow's plants in the United States and Europe is sold to MEGlobal. Transactions with nonconsolidated affiliates and balances due to and due from these entities were not material to the consolidated financial statements.

NOTE H – GOODWILL AND OTHER INTANGIBLE ASSETS

The following table shows changes in the carrying amount of goodwill for the year ended December 31, 2005, by operating segment:

In millions	Performance Plastics	Performance Chemicals	Agricultural Sciences	Plastics	Hydrocarbons and Energy	Total

Goodwill at December 31, 2004	$913	$750	$1,320	$106	$63	$3,152

Negative goodwill related to acquisition of remaining 28% interest in PBBPolisur S.A.	–	–	–	(12)	–	(12)

Goodwill at December 31, 2005	$913	$750	$1,320	$94	$63	$3,140

       In the first quarter of 2004, the Company made the decision to discontinue production of HAMPOSYL™ surfactants manufactured by Hampshire Chemical, following a period of time during which the Specialty Chemicals business had experienced a significant decline in sales of these surfactants. The Company's efforts to reach an acceptable agreement to sell this line of business were unsuccessful. As a result of the decision to discontinue production, the Company wrote off goodwill of $13 million (included in "Amortization of intangibles") associated with this line of business in the Performance Chemicals segment. See Note F regarding a related write-down of assets. The manufacturing facility was shut down in the third quarter of 2004; demolition was substantially completed in the fourth quarter of 2005.

       In the second quarter of 2004, the Company wrote off goodwill of $18 million (included in "Restructuring activities – net charge (gain)") associated with the DAXAD™ dispersant and glycine businesses (Performance Chemicals segment), following the completion of an impairment calculation related to a continued decline in the sales of this line of products manufactured by Hampshire Chemical. See Notes B, F and G for additional information.

       During the fourth quarter of 2005, the Company performed impairment tests for goodwill in conjunction with its annual budgeting process. As a result of this review, it was determined that no additional goodwill impairments existed.

       The following table provides information regarding the Company's other intangible assets:

Other Intangible Assets at December 31
	2005			2004
In millions	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net

Intangible assets with finite lives:
Licenses and intellectual property	$264	$(138)	$126	$289	$(138)	$151
Patents	147	(103)	44	154	(95)	59
Software	362	(224)	138	352	(193)	159
Trademarks	136	(37)	99	139	(31)	108
Other	86	(50)	36	108	(50)	58

Total other intangible assets	$995	$(552)	$443	$1,042	$(507)	$535

       In the fourth quarter of 2005, following a review of non-strategic and underperforming assets, the Company wrote off the $10 million net book value of other intangible assets received in a 1992 acquisition. The charge was included in "Restructuring activities – net charge (gain)" in the Unallocated and Other segment.

       During 2005, the Company acquired software for $26 million. The weighted-average amortization period for the acquired software is five years.

       Amortization expense for other intangible assets (not including software) was $55 million in 2005, $68 million in 2004 and $63 million in 2003. Amortization expense for software, which is included in "Cost of sales," totaled $45 million in 2005, $41 million in 2004 and $29 million in 2003. Total estimated amortization expense for the next five fiscal years is as follows:

Estimated Amortization Expense for Next Five Years In millions

2006	$89
2007	$80
2008	$75
2009	$37
2010	$21

NOTE I – FINANCIAL INSTRUMENTS

Investments

The Company's investments in marketable securities are primarily classified as available-for-sale.

Investing Results
In millions	2005	2004	2003

Proceeds from sales of available-for-sale securities	$1,180	$1,673	$1,530
Gross realized gains	$52	$41	$31
Gross realized losses	$(19)	$(9)	$(21)

       The following table summarizes the contractual maturities of the Company's investments in debt securities:

Contractual Maturities of Debt Securities at December 31, 2005
In millions	Amortized Cost	Fair Value

Within one year	$68	$68
One to five years	399	393
Six to ten years	269	266
After ten years	613	612

Total	$1,349	$1,339

Risk Management

The Company's risk management program for interest rate, foreign currency and commodity risks is based on fundamental, mathematical and technical models that take into account the implicit cost of hedging. Risks created by derivative instruments and the mark-to-market valuations of positions are strictly monitored at all times. The Company uses value at risk and stress tests to monitor risk. Credit risk arising from these contracts is not significant because the counterparties to these contracts are primarily major international financial institutions and, to a lesser extent, major chemical and petroleum companies. The Company does not anticipate losses from credit risk. The net cash requirements arising from risk management activities are not expected to be material in 2006. The Company reviews its overall financial strategies and impacts from using derivatives in its risk management program with the Board of Directors' Finance Committee and revises its strategies as market conditions dictate.

       The Company minimizes concentrations of credit risk through its global orientation in diverse businesses with a large number of diverse customers and suppliers. No significant concentration of credit risk existed at December 31, 2005.

Interest Rate Risk Management

The Company enters into various interest rate contracts with the objective of lowering funding costs or altering interest rate exposures related to fixed and variable rate obligations. In these contracts, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed and floating interest amounts calculated on an agreed-upon notional principal amount.

Foreign Currency Risk Management

The Company's global operations require active participation in foreign exchange markets. The Company enters into foreign exchange forward contracts and options, and cross-currency swaps to hedge various currency exposures or create desired exposures. Exposures primarily relate to assets, liabilities and bonds denominated in foreign currencies, as well as economic exposure, which is derived from the risk that currency fluctuations could affect the dollar value of future cash flows related to operating activities. The primary business objective of the activity is to optimize the U.S. dollar value of the Company's assets, liabilities and future cash flows with respect to exchange rate fluctuations. Assets and liabilities denominated in the same foreign currency are netted, and only the net exposure is hedged. At December 31, 2005, the Company had forward contracts, options and cross-currency swaps to buy, sell or exchange foreign currencies. These contracts, options and cross-currency swaps had various expiration dates, primarily in the first quarter of 2006.

Commodity Risk Management

The Company has exposure to the prices of commodities in its procurement of certain raw materials. The primary purpose of commodity hedging activities is to manage the price volatility associated with these forecasted inventory purchases. At December 31, 2005, the Company had futures contracts, options and swaps to buy, sell or exchange commodities. These agreements had various expiration dates in 2006 and 2007.

Fair Value of Financial Instruments at December 31
	2005				2004
In millions	Cost	Gain	Loss	Fair Value	Cost	Gain	Loss	Fair Value

Marketable securities:
Debt securities	$1,349	$12	$(22)	$1,339	$1,365	$34	$(8)	$1,391
Equity securities	680	28	(26)	682	699	48	(4)	743
Other	–	–	–	–	1	–	–	1

Total marketable securities	$2,029	$40	$(48)	$2,021	$2,065	$82	$(12)	$2,135

Long-term debt including debt due within one year (1)	$(10,465)	$7	$(594)	$(11,052)	$(12,490)	$3	$(857)	$(13,344)

Derivatives relating to:
Foreign currency	–	$35	$(41)	$(6)	–	$109	$(289)	$(180)
Interest rates	–	$5	$(7)	$(2)	–	$15	$(3)	$12
Commodities	–	$129	$(66)	$63	–	$101	$(20)	$81

(1) Cost includes fair value adjustments per SFAS No. 133 of $54 million in 2005 and $93 million in 2004.

       Cost approximates fair value for all other financial instruments.

       The following tables provide the fair value and gross unrealized losses of the Company's investments, which have been deemed to be temporarily impaired, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004:

Temporarily Impaired Securities at December 31, 2005
	Less than 12 months		12 months or more		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
U.S. Treasury obligations and direct obligations of U.S. government agencies	$165	$(2)	$48	$(1)	$213	$(3)
Federal agency mortgage-backed securities	282	(5)	117	(3)	399	(8)
Corporate bonds	148	(5)	91	(4)	239	(9)
Other	58	(1)	37	(1)	95	(2)

Total debt securities	$653	$(13)	$293	$(9)	$946	$(22)
Equity securities	255	(22)	2	(1)	257	(23)

Total temporarily impaired securities	$908	$(35)	$295	$(10)	$1,203	$(45)

Temporarily Impaired Securities at December 31, 2004
	Less than 12 months		12 months or more		Total
In millions	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Debt securities:
U.S. Treasury obligations and direct obligations of U.S. government agencies	$248	$(2)	–	–	$248	$(2)
Federal agency mortgage-backed securities	200	(2)	–	–	200	(2)
Corporate bonds	142	(2)	–	–	142	(2)
Other	62	(2)	–	–	62	(2)

Total debt securities	$652	$(8)	–	–	$652	$(8)
Equity securities	8	(2)	$3	$(2)	11	(4)

Total temporarily impaired securities	$660	$(10)	$3	$(2)	$663	$(12)

       Portfolio managers and external investment managers regularly review all of the Company's holdings to determine if any investments are other-than-temporarily impaired. The analysis includes reviewing the amount of the temporary impairment, as well as the length of time it has been impaired. In addition, specific guidelines for each instrument type are followed to determine if an other-than-temporary impairment has occurred.

       For debt securities, the credit rating of the issuer, current credit rating trends and the trends of the issuer's overall sector are considered in determining impairment. As a matter of policy, the Company does not invest in debt securities that are below investment grade.

       For equity securities, the Company's investment guidelines require investment in Standard & Poor's ("S&P") 500 companies and allow investment in up to 25 companies outside of the S&P 500. These holdings are primarily large cap stocks and, therefore, the likelihood of them becoming other-than-temporarily impaired is not as high as with other less established companies. The Company has the ability and the intent to hold these investments until they provide an acceptable return.

       The aggregate cost of the Company's cost method investments totaled $71 million at December 31, 2005 and $70 million at December 31, 2004. Due to the nature of these investments, the fair market value for impairment testing is not readily determinable. These investments are reviewed for liquidation events. There were no material liquidation events or circumstances at December 31, 2005 that would result in an adjustment to the cost basis of these investments. Of the $70 million cost method investments at December 31, 2004, $14 million was liquidated during 2005.

Accounting for Derivative Instruments and Hedging Activities

At December 31, 2005, the Company had interest rate swaps in a net loss position of $1 million designated as fair value hedges of underlying fixed rate debt obligations. These hedges had various expiration dates in 2006 through 2011. At December 31, 2004, the Company had interest rate swaps in a net gain position of $14 million designated as fair value hedges of underlying fixed rate debt obligations. These hedges had various expiration dates in 2005 through 2011. The mark-to-market effects of both the fair value hedge instruments and the underlying debt obligations were recorded as unrealized gains and losses in interest expense and are directly offsetting to the extent the hedges are effective. The effective portion of the mark-to-market effects of cash flow hedge instruments is recorded in "Accumulated other comprehensive income (loss)" ("AOCI") until the underlying interest payment affects income. The net loss from previously terminated interest rate cash flow hedges included in AOCI at December 31, 2005 was $33 million after tax ($41 million after tax at December 31, 2004). The amount to be reclassified from AOCI to interest expense within the next 12 months is expected to be a net loss of $8 million. The unrealized amounts in AOCI will fluctuate based on changes in the fair value of open contracts at the end of each reporting period. Interest rate cash flow hedges outstanding at December 31, 2005 were immaterial. There were no interest rate cash flow hedges outstanding at December 31, 2004. During 2005, 2004 and 2003, there was no material impact on the consolidated financial statements due to interest rate hedge ineffectiveness. Net gains recorded in interest expense related to fair value hedge terminations were $20 million in 2005, $26 million in 2004 and $27 million in 2003. Unamortized gains relating to terminated fair value hedges were $55 million at December 31, 2005 and $80 million at December 31, 2004. In 2005, net losses of $11 million (net losses of $13 million in 2004) related to cash flow hedge terminations were recorded in "Cost of sales." There was no material impact on the consolidated financial statements due to cash flow hedge terminations in 2003.

       Commodity swaps, futures and option contracts with maturities of not more than 36 months are utilized and designated as cash flow hedges of forecasted commodity purchases. Current open contracts hedge forecasted transactions until August 2007. The effective portion of the mark-to-market effect of the cash flow hedge instrument is recorded in AOCI until the underlying commodity purchase affects income. The net gain from commodity hedges included in AOCI at December 31, 2005 was $52 million after tax ($88 million after tax at December 31, 2004). A net after-tax gain of approximately $48 million is expected to be reclassified from AOCI to "Cost of sales" in the consolidated statements of income within the next 12 months. The unrealized amounts in AOCI will fluctuate based on changes in the fair value of open contracts at the end of each reporting period. During 2005, 2004 and 2003, there was no material impact on the consolidated financial statements due to commodity hedge ineffectiveness.

       In addition, the Company utilizes option and swap instruments that are effective as economic hedges of commodity price exposures, but do not meet the hedge accounting criteria of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. At December 31, 2005, the Company had derivative assets of $2 million and derivative liabilities of $36 million related to these instruments, with the related mark-to-market effects included in "Cost of sales" in the consolidated statements of income. At December 31, 2004, the Company had derivative assets of $2 million and derivative liabilities of $3 million related to these instruments.

       At December 31, 2005, the Company had foreign currency forward contracts in a net loss position of $4 million ($3 million at December 31, 2004) designated as cash flow hedges of underlying forecasted purchases of feedstocks in Europe. Current open contracts hedge forecasted transactions until August 2006. The effective portion of the mark-to-market effects of the foreign currency forward contracts is recorded in AOCI until the underlying feedstock purchase affects income. The net loss from the foreign currency hedges included in AOCI at December 31, 2005 was $4 million after tax ($3 million after tax at December 31, 2004). A net after-tax loss of approximately $4 million is expected to be reclassified from AOCI to "Cost of sales" in the consolidated statements of income within the next 12 months. The unrealized amounts in AOCI will fluctuate based on changes in the fair value of open contracts at the end of each reporting period. During 2005, 2004 and 2003, there was no material impact on the consolidated financial statements due to foreign currency hedge ineffectiveness.

       The results of hedges of the Company's net investment in foreign operations included in the cumulative translation adjustment in AOCI was a net gain of $105 million ($66 million after tax) at December 31, 2005 and a net loss of $147 million ($93 million after tax) at December 31, 2004. During 2005, 2004 and 2003, there was no material impact on the consolidated financial statements due to hedge ineffectiveness.

       Derivative assets, excluding commodity and foreign exchange derivative assets expected to settle in 2006, are included in "Deferred charges and other assets" in the consolidated balance sheets; commodity derivative assets expected to settle in 2006 are included in "Accounts and notes receivable – Other." Foreign exchange derivative liabilities are included in "Accounts payable – Other;" other derivative liabilities are included in "Accrued and other current liabilities." The short-cut method under SFAS No. 133 is being used when the criteria are met. The Company anticipates volatility in AOCI and net income from its cash flow hedges. The amount of volatility varies with the level of derivative activities and market conditions during any period. The Company also uses other derivative instruments that are not designated as hedging instruments, primarily to manage foreign currency exposure, the impact of which was not material to the consolidated financial statements.

NOTE J – SUPPLEMENTARY INFORMATION

Accrued and Other Current Liabilities

"Accrued and other current liabilities" were $2,342 million at December 31, 2005 and $2,680 million at December 31, 2004. Accrued payroll, which is a component of "Accrued and other current liabilities," was $533 million at December 31, 2005 and $688 million at December 31, 2004. No other accrued liabilities were more than 5 percent of total current liabilities.

Sundry Income – Net
In millions	2005	2004	2003

Gain on sales of assets and securities (1)	$806	$129	$117
Foreign exchange gain	20	8	13
Dividend income	7	6	5
Other – net (2)	(78)	(7)	11

Total sundry income – net	$755	$136	$146

(1) 2005 included a gain of $637 million on the sale of Union Carbide's indirect 50 percent interest in UOP and a gain of $70 million on the sale of a 2.5 percent interest in EQUATE, a Union Carbide joint venture. 2004 included a gain of $90 million on the sale of the DERAKANE epoxy vinyl ester resin business. 2003 included a gain of $47 million on the sale of several product lines of Amerchol Corporation, a wholly owned subsidiary.
(2) 2005 included a cash donation of $100 million to The Dow Chemical Company Foundation.

Other Supplementary Information
In millions	2005	2004	2003

Cash payments for interest	$788	$780	$861
Cash payments for income taxes	$848	$553	$242
Provision for doubtful receivables (1)	$58	$36	$4

(1) Included in "Selling, general and administrative expenses" in the consolidated statements of income.

Earnings Per Share Calculations
	2005		2004		2003
In millions, except per share amounts	Basic	Diluted	Basic	Diluted	Basic	Diluted

Income before cumulative effect of changes in accounting principles	$4,535	$4,535	$2,797	$2,797	$1,739	$1,739
Cumulative effect of changes in accounting principles	(20)	(20)	–	–	(9)	(9)

Net income available for common stockholders	$4,515	$4,515	$2,797	$2,797	$1,730	$1,730

Weighted-average common shares outstanding	963.2	963.2	940.1	940.1	918.8	918.8
Add dilutive effect of stock options and awards	–	13.6	–	13.7	–	7.3

Weighted-average common shares for EPS calculations	963.2	976.8	940.1	953.8	918.8	926.1

Earnings per common share before cumulative effect of changes in accounting principles	$4.71	$4.64	$2.98	$2.93	$1.89	$1.88

Earnings per common share	$4.69	$4.62	$2.98	$2.93	$1.88	$1.87

Stock options and deferred stock awards excluded from EPS calculations (1)		5.1		4.6		20.5

(1) Outstanding options to purchase shares of common stock (in all years presented) and deferred stock awards (in 2005 only) that were not included in the calculation of diluted earnings per share because the effect of including them would have been antidilutive.

Sales of Accounts Receivable

Since 1997, the Company has routinely sold, without recourse, a participation in pools of qualifying trade accounts receivable. According to the agreements of the various programs, Dow maintains the servicing of these receivables. As receivables in the pools are collected, new receivables are added. The maximum amount of receivables available for sale in the pools was $1,593 million in 2005, $1,681 million in 2004 and $1,600 million in 2003. The average monthly participation in the pools was $349 million in 2005, $535 million in 2004 and $889 million in 2003.

       The net cash flow in any given period represents the discount on sales, which is recorded as interest expense. The average monthly discount was approximately $0.9 million in 2005, $0.5 million in 2004 and $1.3 million in 2003.

Sale of Noncurrent Receivable

During 2003, the Company sold, without recourse, a noncurrent receivable representing the Company's interest in life insurance policies held on a group of key employees for $335 million. The resulting discount from the sale of the Company's interest in these life insurance policies was $29 million.

NOTE K – COMMITMENTS AND CONTINGENT LIABILITIES

Litigation

Breast Implant Matters

On May 15, 1995, Dow Corning Corporation ("Dow Corning"), in which the Company is a 50 percent shareholder, voluntarily filed for protection under Chapter 11 of the Bankruptcy Code to resolve litigation related to Dow Corning's breast implant and other silicone medical products. On June 1, 2004, Dow Corning's Joint Plan of Reorganization (the "Joint Plan") became effective and Dow Corning emerged from bankruptcy. The Joint Plan contains release and injunction provisions resolving all tort claims brought against various entities, including the Company, involving Dow Corning's breast implant and other silicone medical products.

       To the extent not previously resolved in state court actions, cases involving Dow Corning's breast implant and other silicone medical products filed against the Company were transferred to the U.S. District Court for the Eastern District of Michigan (the "District Court") for resolution in the context of the Joint Plan. On October 6, 2005, all such cases then pending in the District Court against the Company were dismissed. Should cases involving Dow Corning's breast implant and other silicone medical products be filed against the Company in the future, they will be accorded similar treatment. It is the opinion of the Company's management that the possibility is remote that a resolution of all future cases will have a material adverse impact on the Company's consolidated financial statements.

       As part of the Joint Plan, Dow and Corning Incorporated have agreed to provide a credit facility to Dow Corning in an aggregate amount of $300 million. The Company's share of the credit facility is $150 million and is subject to the terms and conditions stated in the Joint Plan. At December 31, 2005, no draws had been taken against the credit facility.

DBCP Matters

Numerous lawsuits have been brought against the Company and other chemical companies, both inside and outside of the United States, alleging that the manufacture, distribution or use of pesticides containing dibromochloropropane ("DBCP") has caused personal injury and property damage, including contamination of groundwater. It is the opinion of the Company's management that the possibility is remote that the resolution of such lawsuits will have a material adverse impact on the Company's consolidated financial statements.

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. The Company had accrued obligations of $380 million at December 31, 2004, for environmental remediation and restoration costs, including $45 million for the remediation of Superfund sites. At December 31, 2005, the Company had accrued obligations of $339 million for environmental remediation and restoration costs, including $41 million for the remediation of Superfund sites. This is management's best estimate of the costs for remediation and restoration with respect to environmental matters for which the Company has accrued liabilities, although the ultimate cost with respect to these particular matters could range up to twice that amount. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability, and evolving technologies for handling site remediation and restoration.

       The following table summarizes the activity in the Company's accrued obligations for environmental matters for the years ended December 31, 2005 and 2004:

Accrued Obligations for Environmental Matters
In millions	2005	2004

Balance at January 1	$380	$381
Additional accruals	82	85
Charges against reserve	(124)	(89)
Adjustments to reserve	1	3

Balance at December 31	$339	$380

       The amounts charged to income on a pretax basis related to environmental remediation totaled $79 million in 2005, $85 million in 2004 and $68 million in 2003. Capital expenditures for environmental protection were $150 million in 2005, $116 million in 2004 and $132 million in 2003.

       On June 12, 2003, the Michigan Department of Environmental Quality ("MDEQ") issued a Hazardous Waste Operating License (the "License") to the Company's Midland, Michigan manufacturing site (the "Midland site"), which included provisions requiring the Company to conduct an investigation to determine the nature and extent of off-site contamination in Midland area soils; Tittabawassee and Saginaw River sediment and floodplain soils; and Saginaw Bay. The License required the Company, by August 11, 2003, to propose a detailed Scope of Work for the off-site investigation for review and approval by the MDEQ. Revised Scopes of Work were approved by the MDEQ on October 18, 2005. Discussions between the Company and the MDEQ that occurred in 2004 and early 2005 regarding how to proceed with off-site corrective action under the License resulted in the execution of the Framework for an Agreement Between the State of Michigan and The Dow Chemical Company (the "Framework") on January 20, 2005. The Framework commits the Company to take certain immediate interim remedial actions in the City of Midland and along the Tittabawassee River, conduct certain studies, and propose a remedial investigation work plan by the end of 2005. The Company submitted Remedial Investigation Work Plans for the City of Midland and for the Tittabawassee River on December 29, 2005. The interim remedial actions required by the Framework are currently underway. The Framework also contemplates that the Company, the State of Michigan and other federal and tribal governmental entities will negotiate the terms of an agreement or agreements to resolve potential governmental claims against the Company related to historical off-site contamination associated with the Midland site. The Company and the governmental parties began to meet in the fall of 2005 and entered into a Confidentiality Agreement in December 2005. At the end of 2004, the Company had an accrual for off-site corrective action of $12 million (included in the total accrued obligation of $380 million at December 31, 2004) based on the range of activities that the Company proposed and discussed implementing with the MDEQ and which is set forth in the Framework. At December 31, 2005, the accrual for off-site corrective action was $3 million (included in the total accrued obligation of $339 million at December 31, 2005).

       It is the opinion of the Company's management that the possibility is remote that costs in excess of those disclosed will have a material adverse impact on the Company's consolidated financial statements.

Asbestos-Related Matters of Union Carbide Corporation

Union Carbide Corporation ("Union Carbide"), a wholly owned subsidiary of the Company, is and has been involved in a large number of asbestos-related suits filed primarily in state courts during the past three decades. These suits principally allege personal injury resulting from exposure to asbestos-containing products and frequently seek both actual and punitive damages. The alleged claims primarily relate to products that Union Carbide sold in the past, alleged exposure to asbestos-containing products located on Union Carbide's premises, and Union Carbide's responsibility for asbestos suits filed against a former Union Carbide subsidiary, Amchem Products, Inc. ("Amchem"). In many cases, plaintiffs are unable to demonstrate that they have suffered any compensable loss as a result of such exposure, or that injuries incurred in fact resulted from exposure to Union Carbide's products.

       Influenced by the bankruptcy filings of numerous defendants in asbestos-related litigation and the prospects of various forms of state and national legislative reform, the rate at which plaintiffs filed asbestos-related suits against various companies, including Union Carbide and Amchem, increased in 2001, 2002 and the first half of 2003. Since then, the rate of filing has significantly abated. Union Carbide expects more asbestos-related suits to be filed against Union Carbide and Amchem in the future, and will aggressively defend or reasonably resolve, as appropriate, both pending and future claims.

       Based on a study completed by Analysis, Research & Planning Corporation ("ARPC") in January 2003, Union Carbide increased its December 31, 2002 asbestos-related liability for pending and future claims for the 15-year period ending in 2017 to $2.2 billion, excluding future defense and processing costs. At each balance sheet date, Union Carbide compares current asbestos claim and resolution activity to the assumptions in the ARPC study to determine whether the accrual continues to be appropriate.

       In November 2004, Union Carbide requested ARPC to review Union Carbide's historical asbestos claim and resolution activity and determine the appropriateness of updating its January 2003 study. In response to that request, ARPC reviewed and analyzed data through November 14, 2004, and again concluded that it was not possible to estimate the full range of the cost of resolving future asbestos-related claims against Union Carbide and Amchem because of various uncertainties associated with the litigation of those claims. ARPC did advise Union Carbide, however, that it was reasonable and feasible to construct a new estimate of the cost to Union Carbide of resolving current and future asbestos-related claims using the same two widely used forecasting methodologies used by ARPC in its January 2003 study, if certain assumptions were made. As a result, the following assumptions were made and then used by ARPC:

  •
  The number of future claims to be filed annually against Union Carbide and Amchem is unlikely to exceed the level of claims experienced during 2004.
  •
  The number of claims filed against Union Carbide and Amchem annually from 2001 to 2003 is considered anomalous for the purpose of estimating future filings.
  •
  The number of future claims to be filed against Union Carbide and Amchem will decline at a fairly constant rate each year from 2005.
  •
  The average resolution value for pending and future claims will be equivalent to those experienced during 2003 and 2004 (excluding settlements from closed claims filed in Madison County, Illinois with respect to future claims, as changes in the judicial environment in Madison County caused the historical experience of claims in that jurisdiction to not be predictive of results for future claims).

       The resulting study completed by ARPC in January 2005 stated that the undiscounted cost to Union Carbide of resolving pending and future asbestos-related claims against Union Carbide and Amchem, excluding future defense and processing costs, through 2017 was estimated to be between approximately $1.5 billion and $2.0 billion, depending on which of two accepted methodologies was used. At December 31, 2004, Union Carbide's recorded asbestos-related liability for pending and future claims was $1.6 billion. Based on the low end of the range in the January 2005 study, Union Carbide's recorded asbestos-related liability for pending and future claims at December 31, 2004 would be sufficient to resolve asbestos-related claims against Union Carbide and Amchem into 2019. As in its January 2003 study, ARPC did provide estimates for a longer period of time in its January 2005 study, but also reaffirmed its prior advice that forecasts for shorter periods of time are more accurate than those for longer periods of time. Based on ARPC's studies, Union Carbide's asbestos litigation experience, and the uncertainties surrounding asbestos litigation and legislative reform efforts, Union Carbide's management determined that no change to the accrual was required at December 31, 2004.

       In November 2005, Union Carbide requested ARPC to review Union Carbide's 2005 asbestos claim and resolution activity and determine the appropriateness of updating the January 2005 study. In response to that request, ARPC reviewed and analyzed data through October 31, 2005. In January 2006, ARPC stated that an update of the study would not provide a more likely estimate of future events than the estimate reflected in its study of the previous year and, therefore, the estimate in that study remained applicable. Based on Union Carbide's own review of the asbestos claim and resolution activity and ARPC's response, Union Carbide determined that no change to the accrual was required at December 31, 2005.

       Union Carbide's asbestos-related liability for pending and future claims was $1.5 billion at December 31, 2005 and $1.6 billion at December 31, 2004. At December 31, 2005, approximately 39 percent of the recorded liability related to pending claims and approximately 61 percent related to future claims. At December 31, 2004, approximately 37 percent of the recorded liability related to pending claims and approximately 63 percent related to future claims.

       At December 31, 2002, Union Carbide increased the receivable for insurance recoveries related to its asbestos liability to $1.35 billion, substantially exhausting its asbestos product liability coverage. The insurance receivable related to the asbestos liability was determined by Union Carbide after a thorough review of applicable insurance policies and the 1985 Wellington Agreement, to which Union Carbide and many of its liability insurers are signatory parties, as well as other insurance settlements, with due consideration given to applicable deductibles, retentions and policy limits, and taking into account the solvency and historical payment experience of various insurance carriers. The Wellington Agreement and other agreements with insurers are designed to facilitate an orderly resolution and collection of Union Carbide's insurance policies and to resolve issues that the insurance carriers may raise.

       Union Carbide's receivable for insurance recoveries related to its asbestos liability was $535 million at December 31, 2005 and $712 million at December 31, 2004. At December 31, 2005, $398 million ($543 million at December 31, 2004) of the receivable for insurance recoveries was related to insurers that are not signatories to the Wellington Agreement and/or do not otherwise have agreements in place regarding their asbestos-related insurance coverage.

       In addition, Union Carbide had receivables for defense and resolution costs submitted to insurance carriers for reimbursement as follows:

Receivables for Costs Submitted to Insurance Carriers at December 31
In millions	2005	2004

Receivables for defense costs	$73	$85
Receivables for resolution costs	327	406

Total	$400	$491

       Union Carbide expenses defense costs as incurred. The pretax impact for defense and resolution costs, net of insurance, was $75 million in 2005, $82 million in 2004 and $94 million in 2003, and was reflected in "Cost of sales."

       In September 2003, Union Carbide filed a comprehensive insurance coverage case in the Circuit Court for Kanawha County in Charleston, West Virginia, seeking to confirm its rights to insurance for various asbestos claims (the "West Virginia action") and to facilitate an orderly and timely collection of insurance proceeds. Although Union Carbide already has settlements in place concerning coverage for asbestos claims with many of its insurers, including those covered by the 1985 Wellington Agreement, this lawsuit was filed against insurers that are not signatories to the Wellington Agreement and/or do not otherwise have agreements in place with Union Carbide regarding their asbestos-related insurance coverage, in order to facilitate an orderly resolution and collection of such insurance policies and to resolve issues that the insurance carriers may raise. In early 2004, several of the defendant insurers in the West Virginia action filed a competing action in the Supreme Court of the State of New York, County of New York. As a result of motion practice, the West Virginia action was dismissed in August 2004 on the basis of forum non conveniens (i.e., West Virginia is an inconvenient location for the parties). The comprehensive insurance coverage litigation is now proceeding in the New York courts (the "New York action"). The insurance carriers are contesting this litigation. Through the fourth quarter of 2005, Union Carbide reached settlements with several of the carriers involved in the New York action. After a further review of its insurance policies, with due consideration given to applicable deductibles, retentions and policy limits, after taking into account the solvency and historical payment experience of various insurance carriers; existing insurance settlements; and the advice of outside counsel with respect to the applicable insurance coverage law relating to the terms and conditions of its insurance policies, Union Carbide continues to believe that its recorded receivable for insurance recoveries from all insurance carriers is probable of collection.

       The amounts recorded by Union Carbide for the asbestos-related liability and related insurance receivable described above were based upon current, known facts. However, future events, such as the number of new claims to be filed and/or received each year, the average cost of disposing of each such claim, coverage issues among insurers, and the continuing solvency of various insurance companies, as well as the numerous uncertainties surrounding asbestos litigation in the United States, could cause the actual costs and insurance recoveries for Union Carbide to be higher or lower than those projected or those recorded.

       Because of the uncertainties described above, Union Carbide's management cannot estimate the full range of the cost of resolving pending and future asbestos-related claims facing Union Carbide and Amchem. Union Carbide's management believes that it is reasonably possible that the cost of disposing of Union Carbide's asbestos-related claims, including future defense costs, could have a material adverse impact on Union Carbide's results of operations and cash flows for a particular period and on the consolidated financial position of Union Carbide.

       It is the opinion of Dow's management that it is reasonably possible that the cost of Union Carbide disposing of its asbestos-related claims, including future defense costs, could have a material adverse impact on the Company's results of operations and cash flows for a particular period and on the consolidated financial position of the Company.

Synthetic Rubber Industry Matters

In 2003, the U.S., Canadian and European competition authorities initiated separate investigations into alleged anticompetitive behavior by certain participants in the synthetic rubber industry. DuPont Dow Elastomers L.L.C. ("DDE"), a former 50:50 joint venture with E.I. du Pont de Nemours and Company ("DuPont"), and certain subsidiaries of the Company (but as to the investigation in Europe only) have responded, or are in the process of responding, to requests for documents and are otherwise cooperating in the investigations. Separately, related civil actions have been filed in various U.S. federal and state courts. Certain of these actions have named the Company.

       On April 8, 2004, DuPont issued a press release stating that DuPont and the Company had entered into a series of agreements that, among other things: enabled DuPont to direct DDE's response to these investigations and related litigation; resulted in DuPont funding 100 percent of any potential DDE liabilities and costs up to $150 million, with DuPont also funding more than 75 percent of the excess, if any; and granted the Company the option to acquire certain DDE assets in a cashless transaction which, if exercised, would obligate DuPont to acquire the Company's remaining equity interest in DDE. DuPont concurrently announced on April 8, 2004, that it was taking a charge of $150 million related to anticipated expenses. On January 19, 2005, the U.S. Department of Justice announced that DDE had agreed to plead guilty to one count of price fixing in the polychloroprene industry and accept a fine of $84 million. Also on January 19, 2005, DuPont announced that it was taking an additional charge of $118 million related to DDE. On March 31, 2005, the U.S. Federal District Court (N.D. California) accepted the proposed plea arrangement. Based on the Company's agreement with DuPont, the Company expects that its responsibility with respect to these DDE liabilities will not be material.

       Additionally, on January 3, 2005, the Company and DuPont announced that the Company had exercised its option to acquire certain assets relating to ethylene elastomers and chlorinated elastomers from DDE, including ENGAGE™, NORDEL™ and TYRIN™ elastomers, through an equity redemption transaction involving the Company's equity interest in DDE. As a result of this option exercise, DuPont purchased the Company's remaining equity interest in DDE for $87 million; the dissolution of the joint venture was completed on June 30, 2005. As a result of this transaction, the Company decreased its investment in nonconsolidated affiliates and recorded $324 million in net property, $122 million in inventories, and $48 million in other net assets.

       On June 10, 2005, the Company received a Statement of Objections from the European Commission stating that it believed that the Company and certain subsidiaries of the Company, together with other participants in the synthetic rubber industry, engaged in conduct in violation of European competition laws. It is expected that the European Commission will seek to impose a fine on the Company, the amount of which will be calculated taking into account the gravity of the violation, the role played by the participants, the duration of their participation and their importance in the synthetic rubber industry.

Other Litigation Matters

In addition to the breast implant, DBCP, environmental and synthetic rubber industry matters, the Company is party to a number of other claims and lawsuits arising out of the normal course of business with respect to commercial matters, including product liability, governmental regulation and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested. Dow has an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies provide coverage that will be utilized to minimize the impact, if any, of the contingencies described above.

Summary

Except for the possible effect of Union Carbide's asbestos-related liability described above, it is the opinion of the Company's management that the possibility is remote that the aggregate of all claims and lawsuits will have a material adverse impact on the Company's consolidated financial statements.

Purchase Commitments

At December 31, 2005, the Company had 15 major agreements (16 in 2004 and seven in 2003) for the purchase of ethylene-related products globally. The purchase prices are determined on a cost-of-service basis, which, in addition to covering all operating expenses and debt service costs, provides the owner of the manufacturing plants with a specified return on capital. Total purchases under these agreements were $1,175 million in 2005, $1,063 million in 2004 and $676 million in 2003. The Company's commitments associated with all of these agreements are included in the table below.

       At December 31, 2005, the Company had various outstanding commitments for take or pay and throughput agreements, including the purchase agreements referred to above. Such commitments were at prices not in excess of current market prices. The terms of all but two of these agreements extend from one to 25 years. One agreement has terms extending to 75 years; another has indefinite terms. The determinable future commitments for these latter two agreements are included for 10 years in the following table which presents the fixed and determinable portion of obligations under the Company's purchase commitments at December 31, 2005:

Fixed and Determinable Portion of Take or Pay and Throughput Obligations at December 31, 2005
In millions

2006	$2,390
2007	2,204
2008	2,031
2009	1,791
2010	1,566
2011 and beyond	6,512

Total	$16,494

       In addition to the take or pay obligations at December 31, 2005, the Company had outstanding commitments which ranged from one to six years for steam, electrical power, materials, property and other items used in the normal course of business of approximately $156 million. Such commitments were at prices not in excess of current market prices.

Guarantees

The Company provides a variety of guarantees, as described more fully in the following sections.

Guarantees

Guarantees arise during the ordinary course of business from relationships with customers and nonconsolidated affiliates when the Company undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. With guarantees, such as commercial or financial contracts, non-performance by the guaranteed party triggers the obligation of the Company to make payments to the beneficiary of the guarantee. The majority of the Company's guarantees relates to debt of nonconsolidated affiliates, which have expiration dates ranging from less than one year to nine years, and trade financing transactions in Latin America, which typically expire within one year of their inception.

Residual Value Guarantees

The Company provides guarantees related to leased assets specifying the residual value that will be available to the lessor at lease termination through sale of the assets to the lessee or third parties.

The following table provides a summary of the final expiration, maximum future payments and recorded liability reflected in the consolidated balance sheets for each type of guarantee:

Guarantees at December 31, 2005 In millions	Final Expiration	Maximum Future Payments	Recorded Liability

Guarantees	2014	$401	$19
Residual value guarantees	2015	1,158	5

Total guarantees		$1,559	$24

Guarantees at December 31, 2004 In millions	Final Expiration	Maximum Future Payments	Recorded Liability

Guarantees	2018	$729	$202
Residual value guarantees	2015	1,342	4

Total guarantees		$2,071	$206

       In January 2005, the Company contributed $170 million to Cargill Dow, a 50:50 joint venture at the time, and obtained a release from its commitments with respect to Cargill Dow's debt obligations. On January 31, 2005, Dow transferred its 50 percent interest in Cargill Dow to Cargill. See Note B for additional information.

Asset Retirement Obligations

In accordance with SFAS No. 143, as interpreted by FIN No. 47, the Company has recognized asset retirement obligations for the following activities: demolition and remediation activities at manufacturing sites in the United States and Europe; capping activities at landfill sites in the United States, Canada, Italy and Brazil; and asbestos encapsulation as a result of planned demolition and remediation activities at manufacturing and administrative sites in the United States, Canada and Europe. See Note A for additional information.

       The aggregate carrying amount of asset retirement obligations recognized by the Company was $92 million at December 31, 2005 and $57 million at December 31, 2004. These obligations are included in the consolidated balance sheets as "Other noncurrent obligations."

       The following table shows changes in the aggregate carrying amount of the Company's asset retirement obligations for the year ended December 31, 2005:

Asset Retirement Obligations
In millions	2005

Balance at January 1	$57
Additional accruals	9
Impact of adopting FIN No. 47	34
Payments on accruals	(5)
Accretion expense	1
Revisions in estimated cash flows	–
Other	(4)

Balance at December 31	$92

NOTE L – NOTES PAYABLE, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES

Notes Payable at December 31
In millions	2005	2004

Notes payable to banks	$207	$86
Notes payable to related companies	34	18

Total notes payable	$241	$104

Year-end average interest rates	3.96%	5.93%

Long-Term Debt at December 31 In millions	2005 Average Rate	2005	2004 Average Rate	2004

Promissory notes and debentures:
Final maturity 2005	–	–	6.91%	$551
Final maturity 2006	8.64%	$189	9.92%	213
Final maturity 2007	5.04%	509	5.04%	508
Final maturity 2008	5.75%	491	5.75%	488
Final maturity 2009	6.75%	693	6.32%	1,207
Final maturity 2010	9.13%	279	9.13%	272
Final maturity 2011 and thereafter (1)	6.87%	3,737	6.93%	3,865
Foreign bonds:
Final maturity 2006, Japanese yen	0.71%	255	0.71%	290
Other facilities:
U.S. dollar loans – various rates and maturities	3.82%	4	4.34%	68
Foreign currency loans – various rates and maturities	1.77%	41	2.18%	42
Medium-term notes, varying maturities through 2022	5.47%	857	5.51%	1,118
Foreign medium-term notes, various rates and maturities	5.39%	1	5.15%	3
Foreign medium-term notes, final maturity 2006, Euro	5.00%	714	5.00%	822
Foreign medium-term notes, final maturity 2007, Euro	5.63%	611	5.63%	709
Foreign medium-term notes, final maturity 2010, Euro	4.37%	477	4.37%	546
Foreign medium-term notes, final maturity 2011, Euro	4.62%	602	4.62%	687
Pollution control/industrial revenue bonds, varying maturities through 2033	4.79%	1,009	4.64%	1,114
Unexpended construction funds	–	–	–	(2)
Capital lease obligations	–	40	–	46
Unamortized debt discount	–	(44)	–	(57)
Long-term debt due within one year (1)	–	(1,279)	–	(861)

Total long-term debt	–	$9,186	–	$11,629

(1) Between April 1 and May 1, 2005, holders of $250 million of debentures due in 2025 could have elected to have their debentures repaid by the Company on June 1, 2005. Accordingly, the $250 million was included in "Long-term debt due within one year" at December 31, 2004. At December 31, 2005, $12 million of the debentures remained and was included in "Long-Term Debt."

Annual Installments on Long-Term Debt for Next Five Years In millions

2006	$1,279
2007	$1,248
2008	$579
2009	$781
2010	$917

The Company had unused and committed credit facilities at December 31, 2005 with various U.S. and foreign banks totaling $3.0 billion in support of its commercial paper borrowings and working capital requirements. These facilities include a $1.25 billion 364-day revolving credit facility, which matures in April 2006, and a $1.75 billion 5-year revolving credit facility, which matures in April 2009.

       The Company's outstanding public debt of $10.4 billion has been issued under indentures which contain, among other provisions, covenants with which the Company must comply while the underlying notes are outstanding. Such covenants include obligations not to allow liens on principal U.S. manufacturing facilities, enter into sale and lease-back transactions with respect to principal U.S. manufacturing facilities, or merge or consolidate with any other corporation or sell or convey all or substantially all of the Company's assets. Failure of the Company to comply with any of these covenants could result in a default under the applicable indenture which would allow the note holders to accelerate the due date of the outstanding principal and accrued interest on the subject notes.

       The Company's primary credit agreements contain covenant and default provisions in addition to the covenants set forth above with respect to the Company's public debt. Significant other covenants and defaults include:

  (a)
  the obligation to maintain the ratio of the Company's consolidated indebtedness to consolidated capitalization at no greater than 0.65 to 1.00 at any time the aggregate outstanding amount of loans under the primary credit agreements exceeds $500 million,
  (b)
  a default if the Company or an applicable subsidiary fails to make any payment on indebtedness of $50 million or more when due, or any other default under the applicable agreement permits the acceleration of $200 million or more of principal, or results in the acceleration of $100 million or more of principal, and
  (c)
  a default if the Company or any applicable subsidiary fails to discharge or stay within 30 days after the entry of a final judgment of more than $200 million.

       Failure of the Company to comply with any of the covenants could result in a default under the applicable credit agreement which would allow the lenders not to fund future loan requests and to accelerate the due date of the outstanding principal and accrued interest on any outstanding loans.

       At December 31, 2005, the Company was in compliance with all of the covenants and default provisions referred to above.

NOTE M – PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Pension Plans

The Company has defined benefit pension plans that cover employees in the United States and a number of other countries. The U.S. funded plan covering the parent company is the largest plan. Benefits are based on length of service and the employee's three highest consecutive years of compensation.

       The Company's funding policy is to contribute to those plans when pension laws and economics either require or encourage funding. In 2005, Dow contributed $1,031 million to its pension plans. Dow expects to contribute $500 million to its pension plans in 2006. The Company also has non-qualified supplemental pension plans.

       The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs for the plans are provided below:

Weighted-Average Assumptions for All Pension Plans	Benefit Obligations at December 31		Net Periodic Costs for the Year
	2005	2004	2005	2004

Discount rate	5.39%	5.68%	5.68%	6.09%
Rate of increase in future compensation levels	4.27%	4.29%	4.29%	4.28%
Expected long-term rate of return on plan assets	–	–	8.24%	8.50%

Weighted-Average Assumptions for U.S. Pension Plans	Benefit Obligations at December 31		Net Periodic Costs for the Year
	2005	2004	2005	2004

Discount rate	5.72%	5.875%	5.875%	6.25%
Rate of increase in future compensation levels	4.50%	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets	–	–	8.75%	9.00%

       The Company determines the expected long-term rate of return on plan assets by performing a bottom-up analysis of historical and expected returns based on the strategic asset allocation approved by the Finance Committee of the Board of Directors and the underlying return fundamentals of each asset class. The Company's historical experience with the pension fund asset performance and comparisons to expected returns of peer companies with similar fund assets are also considered.

       The accumulated benefit obligation for all defined benefit pension plans was $14.8 billion at December 31, 2005 and $14.4 billion at December 31, 2004.

Pension Plans with Accumulated Benefit Obligations in Excess of Plan Assets at December 31
In millions	2005	2004

Projected benefit obligation	$8,885	$9,593
Accumulated benefit obligation	$8,447	$9,198
Fair value of plan assets	$6,559	$6,721

       Some, but not all, of the Company's pension plans require some level of funding. Total accumulated benefit obligation in excess of plan assets for those plans that require some level of funding was $768 million at December 31, 2005 and $1,460 million at December 31, 2004.

       In addition to the U.S. funded plan, U.S. employees are eligible to participate in defined contribution plans (Employee Savings Plans) by contributing a portion of their compensation, which is partially matched by the Company. Defined contribution plans also cover employees in some subsidiaries in other countries, including Australia, France, Spain and the United Kingdom. Contributions charged to income for defined contribution plans were $66 million in 2005, $82 million in 2004 and $98 million in 2003.

Other Postretirement Benefits

The Company provides certain health care and life insurance benefits to retired employees. The Company has one non-U.S. plan, which is insignificant; therefore, this discussion relates to the U.S. plans only. The plans provide health care benefits, including hospital, physicians' services, drug and major medical expense coverage, and life insurance benefits. For employees hired before January 1, 1993, the plans provide benefits supplemental to Medicare when retirees are eligible for these benefits. The Company and the retiree share the cost of these benefits, with the Company portion increasing as the retiree has increased years of credited service. There is a cap on the Company portion. The Company has the ability to change these benefits at any time.

       The Company funds most of the cost of these health care and life insurance benefits as incurred. Dow does not expect to contribute assets to its other postretirement benefits plan trusts in 2006.

       The weighted-average assumptions used to determine other postretirement benefit obligations and net periodic benefit costs for the U.S. plans are provided below:

U.S. Plan Assumptions for Other Postretirement Benefits	Benefit Obligations at December 31		Net Periodic Costs for the Year
	2005	2004	2005	2004

Discount rate	5.60%	5.875%	5.875%	6.25%
Expected long-term rate of return on plan assets	–	–	8.75%	9.00%
Initial health care cost trend rate	9.50%	10.16%	10.16%	6.70%
Ultimate health care cost trend rate, assumed to be reached in 2011	6.00%	6.00%	6.00%	6.70%

       Increasing the assumed medical cost trend rate by 1 percentage point in each year would increase the accumulated postretirement benefit obligation at December 31, 2005 by $23 million and the net periodic postretirement benefit cost for the year by $1 million. Decreasing the assumed medical cost trend rate by 1 percentage point in each year would decrease the accumulated postretirement benefit obligation at December 31, 2005 by $22 million and the net periodic postretirement benefit cost for the year by $1 million.

Impact of Remeasurement in the Third Quarter of 2004

In the third quarter of 2004, an expense remeasurement of the Company's pension and other postretirement benefit plans was completed as of June 30, 2004, due to a curtailment as defined in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," related to a workforce reduction (see Note B). The remeasurement resulted in an $8 million increase in net periodic postretirement benefit cost for 2004 and an $8 million decrease in net periodic pension expense for 2004.

       On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. The Act expanded Medicare to include, for the first time, coverage for prescription drugs. The Act also provides for a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Based on newly issued regulations in the third quarter of 2004, the Company determined that the benefits provided by its retiree medical plans are actuarially equivalent to Medicare Part D under the Act and remeasured its net periodic cost for other postretirement benefit plans for the effect of the Act. The impact of this remeasurement was a reduction of $96 million in the accumulated postretirement benefit obligation as of January 1, 2004, for actuarial purposes only, and a reduction of $7 million in net periodic postretirement benefit cost for 2004.

Net Periodic Benefit Cost (Credit) for All Significant Plans
	Defined Benefit Pension Plans			Other Postretirement Benefits
In millions	2005	2004	2003	2005	2004	2003

Service cost	$279	$260	$242	$24	$24	$31
Interest cost	815	804	773	124	125	134
Expected return on plan assets	(1,056)	(1,092)	(1,082)	(27)	(23)	(19)
Amortization of prior service cost (credit)	24	8	21	(7)	(11)	(9)
Amortization of unrecognized loss	123	39	13	10	8	8
Special termination/curtailment cost	2	42	5	6	37	–

Net periodic benefit cost (credit)	$187	$61	$(28)	$130	$160	$145

Change in Projected Benefit Obligation, Plan Assets and Funded Status of All Significant Plans
In millions	Defined Benefit Pension Plans		Other Postretirement Benefits
Change in projected benefit obligation	2005	2004	2005	2004

Benefit obligation at beginning of year	$15,004	$13,443	$2,167	$2,134
Service cost	279	260	24	24
Interest cost	815	804	124	125
Plan participants' contributions	18	18	–	–
Amendments	26	6	–	21
Actuarial changes in assumptions and experience	698	917	28	37
Acquisition/divestiture activity	–	7	–	(5)
Benefits paid	(808)	(779)	(179)	(208)
Currency impact	(401)	303	4	6
Special termination/curtailment cost (credit)	(14)	25	–	33

Benefit obligation at end of year	$15,617	$15,004	$2,168	$2,167

Change in plan assets

Market value of plan assets at beginning of year	$12,206	$11,139	$368	$343
Actual return on plan assets	877	1,428	25	32
Employer contributions	1,031	399	–	33
Plan participants' contributions	18	19	–	–
Acquisition/divestiture activity	–	–	–	(6)
Benefits paid	(808)	(779)	(16)	(34)

Market value of plan assets at end of year	$13,324	$12,206	$377	$368

Funded status and net amounts recognized

Plan assets less than benefit obligation	$(2,293)	$(2,798)	$(1,791)	$(1,799)
Unrecognized net transition obligation	2	3	–	–
Unrecognized prior service cost (credit)	103	99	(61)	(69)
Unrecognized net loss	4,024	3,656	276	261

Net amounts recognized in the consolidated balance sheets	$1,836	$960	$(1,576)	$(1,607)

Net amounts recognized in the consolidated balance sheets consist of:

Accrued benefit liability	$(1,890)	$(2,520)	$(1,588)	$(1,627)
Prepaid benefit cost	1,667	1,423	12	20
Additional minimum liability – intangible asset	74	78	–	–
Accumulated other comprehensive income – pretax	1,985	1,979	–	–

Net amounts recognized in the consolidated balance sheets	$1,836	$960	$(1,576)	$(1,607)

       The Company uses a December 31 measurement date for all of its plans.

Estimated Future Benefit Payments

The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

Estimated Future Benefit Payments
at December 31	Defined Benefit	Other
In millions	Pension Plans	Postretirement Benefits

2006	$809	$201
2007	820	182
2008	832	181
2009	842	172
2010	848	170
2011 through 2015	4,505	771

Total	$8,656	$1,677

Plan Assets

Plan assets consist mainly of equity and fixed income securities of U.S. and foreign issuers. At December 31, 2005, plan assets totaled $13.3 billion and included Company common stock with a value of $406 million (3 percent of total plan assets). At December 31, 2004, plan assets totaled $12.2 billion and included Company common stock with a value of $448 million (4 percent of total plan assets).

Weighted-Average Allocation of All Plan Assets at December 31
	2005	2004

Equity securities	60%	62%
Debt securities	24%	27%
Real estate	3%	2%
Other	13%	9%

Total	100%	100%

Weighted-Average Allocation of U.S. Plan Assets at December 31
	2005	2004

Equity securities	64%	65%
Debt securities	19%	22%
Real estate	3%	2%
Other	14%	11%

Total	100%	100%

Investment Strategy and Risk Management for Plan Assets

The Company's investment strategy for the plan assets is to manage the assets in order to pay retirement benefits to plan participants while minimizing cash contributions from the Company over the life of the plans. This is accomplished by preserving capital through diversification in high-quality investments and earning an acceptable long-term rate of return consistent with an acceptable degree of risk, while considering the liquidity needs of the plans.

       The plans are permitted to use derivative instruments for investment purposes, as well as for hedging the underlying asset exposure and re-balancing the asset allocation. The plans use value at risk and other risk measures to monitor risk in the portfolios.

       The Company conducted an asset/liability study using the plans' projected total benefit obligation to determine the optimal strategic asset allocation to meet the plans' long-term investment strategy. The study was conducted by the Company's actuary and corroborated with other outside experts. The results of the study and the strategic target asset allocation provided below were presented to and approved by the Finance Committee of the Board of Directors in December 2002. Further enhancements to the plans were approved by the Finance Committee of the Board of Directors in October 2004 and April 2005. The allocation of the plan assets will move toward the final strategic target allocation noted below when the Company believes it is prudent to do so.

Strategic Target Allocation of Plan Assets
Asset Category	Target Allocation	Range

Equity securities	56%	+/- 18%
Debt securities	24%	+/- 10%
Real estate	5%	+/- 2%
Other	15%	+/- 6%

Total	100%

NOTE N – LEASED PROPERTY AND VARIABLE INTEREST ENTITIES

Leased Property

The Company routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines, and equipment under operating leases. In addition, the Company leases gas turbines at two U.S. locations, aircraft in the United States, and ethylene plants in Canada and The Netherlands. At the termination of the leases, the Company has the option to purchase these plants and certain other leased equipment and buildings based on a fair market value determination.

       Rental expenses under operating leases, net of sublease rental income, were $451 million in 2005, $456 million in 2004 and $422 million in 2003. Future minimum rental payments under operating leases with remaining non-cancelable terms in excess of one year are:

Minimum Operating Lease Commitments at December 31, 2005 In millions

2006	$236
2007	179
2008	156
2009	136
2010	109
2011 and thereafter	319

Total	$1,135

Variable Interest Entities

In the second quarter of 2003, Dow terminated its lease of an ethylene facility in The Netherlands with a variable interest entity ("VIE") (under FIN No. 46R, "Consolidation of Variable Interest Entities") and entered into a lease with a new owner trust, also a VIE. Dow is not the primary beneficiary of the owner trust and is, therefore, not required to consolidate the owner trust. Based on a valuation completed in mid-2003, the facility was valued at $394 million. Upon expiration of the lease, which matures in 2014, Dow may purchase the facility for an amount based upon a fair market value determination. At December 31, 2005, Dow had provided to the owner trust a residual value guarantee of $363 million, which represents Dow's maximum exposure to loss under the lease. Given the productive nature of the facility, it is probable that the facility will have continuing value to Dow or the owner trust in excess of the residual value guarantee.

       In September 2001, Hobbes Capital S.A. ("Hobbes"), a consolidated foreign subsidiary of the Company, issued $500 million of preferred securities in the form of equity certificates. The certificates provide a floating rate of return (which may be reinvested) based on London Interbank Offered Rate ("LIBOR"), and may be redeemed in 2008 and at seven-year intervals thereafter. The equity certificates have been classified as "Preferred Securities of Subsidiaries" in the consolidated balance sheets. The preferred return is included in "Minority interests' share in income" in the consolidated statements of income. Reinvested preferred returns are included in "Minority Interest in Subsidiaries" in the consolidated balance sheets. Under FIN No. 46R, Hobbes is a VIE and the Company is the primary beneficiary.

NOTE O – STOCK COMPENSATION PLANS

Prior to 2003, the Company accounted for its stock-based compensation plans (which include stock options, deferred stock grants, and subscriptions to purchase shares under the Company's Employees' Stock Purchase Plan ["ESPP"]) using the intrinsic value method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." Given the terms of the Company's plans, no compensation cost was recognized for its stock option plans or the ESPP in prior periods.

NOTE O – Stock Compensation Plans – Continued

       Effective January 1, 2003, the Company began expensing stock-based compensation newly issued in 2003 to employees in accordance with the fair value based method of accounting set forth in SFAS No. 123, "Accounting for Stock-Based Compensation." The fair value of equity instruments issued to employees is measured on the date of grant and recognized as compensation expense over the applicable vesting period. The Company estimates the fair value of stock options and subscriptions to purchase shares under the ESPP using a binomial option-pricing model. The weighted-average assumptions used to calculate total stock-based compensation expense and the pro forma results provided in Note A were as follows:

	2005	2004	2003

Dividend yield	2.6%	3.2%	3.9%
Expected volatility	22.22%	30.12%	41.09%
Risk-free interest rate	3.65%	2.42%	2.28%
Expected life of stock options granted during year	5 years	5 years	5 years
Life of Employees' Stock Purchase Plan	5 months	10 months	8 months

       See Note A for information regarding the adoption of SFAS No. 123R on January 1, 2006.

Employees' Stock Purchase Plans

On February 13, 2003, the Board of Directors authorized a 10-year Employees' Stock Purchase Plan, which was approved by shareholders at the Company's annual meeting on May 8, 2003. Prior to that authorization, annual Employees' Stock Purchase Plans were authorized only by the Board of Directors. Under each annual offering, most employees were eligible to purchase shares of common stock of the Company valued at up to 10 percent of their annual base earnings. The value was determined using the plan price multiplied by the number of shares subscribed to by the employee. The plan price of the stock was set each year at no less than 85 percent of market price. Approximately 40 percent of the eligible employees participated in the annual plan in 2005; approximately 50 percent of the eligible employees participated in the preceding two years. Total compensation expense for the Employees' Stock Purchase Plans was $19 million in 2005, $37 million in 2004 and $8 million in 2003.

Employees' Stock Purchase Plans
	2005		2004		2003
Shares in thousands	Shares	Exercise Price*	Shares	Exercise Price*	Shares	Exercise Price*

Outstanding at beginning of year	2,679	$33.95	3,310	$27.05	4,709	$26.95
Granted	2,956	43.25	4,326	33.95	4,997	27.05
Exercised	(3,659)	36.85	(4,761)	29.37	(3,490)	27.00
Forfeited/Expired	(1,976)	42.49	(196)	28.70	(2,906)	26.95

Outstanding and exercisable at end of year	–	–	2,679	$33.95	3,310	$27.05

Fair value of purchase rights granted during the year		$6.77		$6.94		$5.72

* Weighted-average per share

Stock Option Plans

Under the 1988 Award and Option Plan (the "1988 Plan"), a plan approved by stockholders, the Company may grant options or shares of common stock to its employees subject to certain annual and individual limits. The terms of the grants are fixed at the grant date. At December 31, 2005, there were 19,752,466 shares available for grant under this plan.

       No additional grants will be made under the 1994 Non-Employee Directors' Stock Plan, which previously allowed the Company to grant up to 300,000 options to non-employee directors. At December 31, 2005, there were 59,850 options outstanding under this plan.

       No additional grants will be made under the 1998 Non-Employee Directors' Stock Plan, which previously allowed the Company to grant up to 600,000 options to non-employee directors. At December 31, 2005, there were 168,150 options outstanding under this plan.

       The exercise price of each stock option equals the market price of the Company's stock on the date of grant. Options vest from one to three years, and have a maximum term of 10 years. Total compensation expense for stock option plans was $68 million in 2005, $41 million in 2004 and $20 million in 2003.

       The following table summarizes the stock option activity:

Stock Options	2005		2004		2003
Shares in thousands	Shares	Exercise Price*	Shares	Exercise Price*	Shares	Exercise Price*

Outstanding at beginning of year	49,926	$32.30	66,960	$30.24	70,966	$29.28
Granted	6,214	52.97	5,510	43.47	9,431	27.40
Exercised	(10,351)	31.03	(21,026)	28.90	(11,748)	23.20
Forfeited/Expired	(300)	31.03	(1,518)	28.90	(1,689)	23.20

Outstanding at end of year	45,489	$35.42	49,926	$32.30	66,960	$30.24

Exercisable at end of year	33,051	$32.08	36,046	$31.62	49,313	$30.57

Fair value of options granted during the year		$10.47		$11.24		$7.95

* Weighted-average per share

Stock Options at December 31, 2005
Shares in thousands	Options Outstanding			Options Exercisable

Range of Exercise Prices per Share	Shares	Remaining Contractual Life*	Exercise Price*	Shares	Exercise Price*

$24.75 to $30.00	13,407	5.01 years	$27.55	10,475	$27.60
30.01 to 35.00	13,195	4.78 years	31.65	13,188	31.65
35.01 to 40.00	7,680	4.09 years	36.39	7,674	36.39
40.01 to 45.00	5,463	8.21 years	43.54	1,711	43.45
45.01 to 50.00	70	9.53 years	46.87	–	–
50.01 to 56.00	5,674	9.14 years	53.53	3	50.88

Total $24.75 to $56.00	45,489	5.70 years	$35.42	33,051	$32.08

* Weighted-average per share

Deferred and Restricted Stock

Under the 1988 Plan, the Company grants deferred stock to certain employees. The grants vest after a designated period of time, generally two to five years. The Company recognizes the expense for deferred stock grants over the vesting period of the grants. In 2005, 1.6 million deferred shares with a weighted-average price of $52.45 were granted to eligible employees. In 2004, 2.5 million deferred shares with a weighted-average price of $43.32 were granted. In 2003, 1.2 million deferred shares with a weighted-average price of $27.19 were granted.

       Also under the 1988 Plan, the Company has granted performance deferred stock awards that vest when the Company attains specified performance targets over a pre-determined period, generally two to five years. When it is probable that the performance targets will be met, the compensation expense related to the performance deferred stock awards is amortized over the remaining performance period. The following table shows the performance deferred stock awards granted:

Performance Deferred Stock Awards
Shares in millions	Performance Period	Target Shares Granted*	Weighted-average Fair Value per Share

2005	January 1, 2005 – December 31, 2007	1.0	$53.04

2004	January 1, 2004 – December 31, 2005	1.0	$38.69
	January 1, 2004 – December 31, 2006	1.3	$43.49

2003	January 1, 2003 – December 31, 2007	1.9	$27.40
	January 31, 2003 – December 31, 2004	1.9	$28.62

*  At the end of the performance period, the actual number of shares issued can range from zero to 200 percent of the target shares granted.

       In addition, the Company is authorized to grant up to 300,000 deferred shares of common stock to executive officers of the Company, under the 1994 Executive Performance Plan.

       Under the 2003 Non-Employee Directors' Stock Incentive Plan, a plan approved by stockholders, the Company may grant up to 1,500,000 shares (including options, restricted stock and deferred stock) to non-employee directors over the 10-year duration of the program, subject to an annual aggregate award limit of 25,000 shares for each individual director. During 2005, 20,700 stock options with a weighted-average fair value of $11.40 and 6,750 shares of restricted stock with a weighted-average fair value of $55.97 per share were issued under this plan. During 2004, 25,500 stock options with a weighted-average fair value of $10.69 and 7,500 shares of restricted stock with a weighted-average fair value of $42.58 per share were issued under this plan. The restricted stock issued under this plan cannot be sold, assigned, pledged or otherwise transferred by the non-employee director, until the director is no longer a member of the Board.

       The following table provides information related to the Company's deferred and restricted stock:

Dollars in millions; shares in thousands	2005	2004	2003

Deferred stock compensation expense	$336	$220	$24
Deferred shares outstanding at December 31	16,873	11,178	3,041

NOTE P – LIMITED PARTNERSHIP

In early 1998, a subsidiary of the Company purchased the 20 percent limited partner interests of outside investors in a consolidated subsidiary, Chemtech Royalty Associates L.P., for a fair value of $210 million in accordance with wind-up provisions in the partnership agreement. The limited partnership was renamed Chemtech II L.P. ("Chemtech II"). In June 1998, the Company contributed assets with an aggregate fair value of $783 million (through a wholly owned subsidiary) to Chemtech II and an outside investor acquired a limited partner interest in Chemtech II totaling 20 percent in exchange for $200 million. In September 2000, the Company contributed additional assets with an aggregate fair value of $18 million (through a wholly owned subsidiary) to Chemtech II.

       Chemtech II is a separate and distinct legal entity from the Company and its affiliates, and has separate assets, liabilities, business and operations. Chemtech II affords the Company a diversified source of funding through a cost effective minority equity participation. The partnership has a general partner, a wholly owned subsidiary of the Company, which directs business activities and has fiduciary responsibilities to the partnership and its other members.

       The outside investor in Chemtech II receives a cumulative annual priority return on its investment and participates in residual earnings. The partnership agreement was renegotiated in June 2003, resulting in a new cumulative annual priority return of $8 million. Chemtech II will not terminate unless a termination or liquidation event occurs. The outside investor may cause such an event to occur in 2008. Upon wind-up, liquidation or termination, the partners' capital accounts will be redeemed at current fair values.

       For financial reporting purposes, the assets (other than intercompany loans, which are eliminated), liabilities, results of operations and cash flows of the partnership and subsidiaries are included in the Company's consolidated financial statements, and the outside investor's limited partner interest is included in "Minority Interest in Subsidiaries" in the consolidated balance sheets.

NOTE Q – PREFERRED SECURITIES OF SUBSIDIARIES

The following transactions were entered into for the purpose of providing diversified sources of funds to the Company.

       In July 1999, Tornado Finance V.O.F., a consolidated foreign subsidiary of the Company, issued $500 million of preferred securities in the form of preferred partnership units. The units provide a distribution of 7.965 percent, may be redeemed in 2009 or thereafter, and may be called at any time by the subsidiary. The preferred partnership units are classified as "Preferred Securities of Subsidiaries" in the consolidated balance sheets. The distributions are included in "Minority interests' share in income" in the consolidated statements of income.

       In September 2001, Hobbes Capital S.A., a consolidated foreign subsidiary of the Company, issued $500 million of preferred securities in the form of equity certificates. The certificates provide a floating rate of return (which may be reinvested) based on London Interbank Offered Rate ("LIBOR"), and may be redeemed in 2008 and at seven-year intervals thereafter. The equity certificates are classified as "Preferred Securities of Subsidiaries" in the consolidated balance sheets. The preferred return is included in "Minority interests' share in income" in the consolidated statements of income. Reinvested preferred returns are included in "Minority Interest in Subsidiaries" in the consolidated balance sheets.

NOTE R – STOCKHOLDERS' EQUITY

There are no significant restrictions limiting the Company's ability to pay dividends.

       Undistributed earnings of nonconsolidated affiliates included in retained earnings were $1,316 million at December 31, 2005 and $749 million at December 31, 2004.

       The number of treasury shares issued to employees under the Company's option and purchase programs was 15.7 million in 2005, 25.8 million in 2004 and 15.0 million in 2003.

       The number of treasury shares purchased by the Company was 1,492,548 in 2005; 330,529 in 2004; and 182,012 in 2003. On July 14, 2005, the Board of Directors authorized the repurchase of up to 25 million shares of Dow common stock over the period ending on December 31, 2007. Prior to that authorization (and since August 3, 1999 when the Board of Directors terminated its 1997 authorization which allowed the Company to repurchase shares of Dow common stock), the only shares purchased by the Company were those shares received from employees and non-employee directors to pay taxes owed to the Company as a result of the exercise of stock options or the delivery of deferred stock. See Note O for information regarding the Company's stock option plans.

Reserved Treasury Stock at December 31
Shares in millions	2005	2004	2003

Stock option and deferred stock plans	14.2	25.8	50.6
Employees' stock purchase plans	–	2.7	3.3

Total shares reserved	14.2	28.5	53.9

NOTE S – EMPLOYEE STOCK OWNERSHIP PLAN

The Company has the Dow Employee Stock Ownership Plan (the "ESOP"), which is an integral part of The Dow Chemical Company Employees' Savings Plan. A significant majority of full-time employees in the United States are eligible to participate in the ESOP through the allocation of shares of the Company's common stock.

       In 1989, the ESOP borrowed $138 million at a 9.42 percent interest rate with a final maturity in 2004 and used the proceeds to purchase stock from the Company. On December 31, 2004, the trustee made the final payment on the ESOP loan and released the remaining shares held by the ESOP.

       In 1990, Union Carbide sold shares of its stock to its ESOP (the "UCC ESOP") for a $325 million note with a maturity date of December 31, 2005, and an interest rate of 10 percent. The UCC ESOP shares were converted into shares of Dow common stock on February 6, 2001. On December 27, 2001, the UCC ESOP and the ESOP were merged into one ESOP trust and the UCC ESOP note was restructured with a maturity date of December 31, 2023, and an interest rate of 6.96 percent. The outstanding balance of the loan, which allows variable principal payments, was $1 million at December 31, 2005 and $12 million at December 31, 2004. The receivable from the ESOP is reflected as "Unearned ESOP shares" in the consolidated balance sheets as a reduction of "Stockholders' Equity."

       Dividends on shares held by the ESOP are paid to the ESOP and, together with Company contributions, are used, in part, by the ESOP to make debt service payments on the loan. Shares are released for allocation to participants based on the ratio of the current year's debt service to the sum of the principal and interest payments over the life of the loan.

       Accounting for the plans has followed the principles that were in effect for the respective plans when they were established. Expense associated with the ESOP was $0 million in 2005, $8 million in 2004 and $6 million in 2003. During 2005, 1.1 million ESOP shares were allocated to participants' accounts. At December 31, 2005, 15.3 million common shares held by the ESOP were outstanding, 14.3 million of which had been allocated to participants' accounts.

       Shares held by the ESOP are treated as outstanding shares in the determination of basic and diluted earnings per share.

NOTE T – INCOME TAXES

Operating loss carryforwards amounted to $3,619 million at December 31, 2005 and $5,281 million at December 31, 2004. At December 31, 2005, $380 million of the operating loss carryforwards is subject to expiration in the years 2006 through 2010. The remaining balances expire in years beyond 2010 or have an indefinite carryforward period. Tax credit carryforwards at December 31, 2005 amounted to $1,085 million ($723 million at December 31, 2004), of which $1 million is subject to expiration in the years 2006 through 2010. The remaining tax credit carryforwards expire in years beyond 2010.

       Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $4,299 million at December 31, 2005, $6,770 million at December 31, 2004 and $5,339 million at December 31, 2003. It is not practicable to calculate the unrecognized deferred tax liability on those earnings.

       The Company had valuation allowances, which were primarily related to the realization of recorded tax benefits on tax loss carryforwards from operations in Brazil, Switzerland and the United States, of $179 million at December 31, 2005 and $165 million at December 31, 2004.

       The American Jobs Creation Act of 2004 (the "AJCA"), which was signed into law in October 2004, introduced a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer, provided certain criteria are met. In May 2005, tax authorities released the clarifying language necessary to enable the Company to finalize its plan for the repatriation and reinvestment of foreign earnings subject to the requirements of the AJCA, resulting in a credit of $113 million to the "Provision for income taxes" in the second quarter of 2005.

       On January 23, 2006, the Company received an unfavorable tax ruling from the United States Court of Appeals for the Sixth Circuit reversing a prior decision by the United States District Court relative to corporate owned life insurance, resulting in a charge of $137 million to the "Provision for income taxes" in the fourth quarter of 2005.

       The Company's tax rate for 2005 was lower than the U.S. statutory rate due to strong financial results in jurisdictions with lower tax rates than the United States, improved earnings from a number of joint ventures, and the impact of the repatriation provisions under the AJCA, partially offset by the unfavorable tax ruling on corporate owned life insurance. Dow's reported effective tax rate for the year was 27.8 percent.

       In the first three quarters of 2004, PBBPolisur S.A., a wholly owned subsidiary of the Company in Argentina, recorded significantly improved earnings compared with the previous year, utilizing net operating losses for which a valuation allowance had previously been recorded. In the fourth quarter of 2004, the Company completed a revised earnings estimate and determined that it was more likely than not that the remaining valuation allowance of $28 million was no longer necessary; the valuation allowance was therefore reversed.

       In addition, during the first three quarters of 2004, the Company recorded net valuation allowances on deferred tax assets for tax loss carryforwards from Italian subsidiaries. During the fourth quarter of 2004, tax planning strategies for these entities were considered viable and are expected to be implemented in 2006, utilizing most of the existing tax loss carryforwards for the entities. As a result, $68 million of the existing valuation allowances was reversed in 2004.

       During 2004, based on tax planning strategies that were implemented in Brazil (across multiple entities), as well as projections of future earnings, it was determined that it was more likely than not that tax loss carryforwards would be utilized, resulting in a net reversal of valuation allowances of $5 million.

       The Company's tax rate for 2004 was lower than the U.S. statutory rate due to improved financial results in jurisdictions with lower tax rates than the United States, continued strong performances by a number of joint ventures, revised estimates of the future utilization of operating loss carryforwards in Argentina and Italy and the impact of a legislated decrease in the tax rate in The Netherlands on deferred tax liabilities. Dow's reported effective tax rate for the year was 23.1 percent.

       In 2003, after the impact of 2003 German tax law changes was known and evaluated, the Company made the decision to merge BSL and Dow Deutschland Holding GmbH & Co. KGaA, forming Dow Olefinverbund GmbH. The formal merger filing was completed in August 2003; the merger was confirmed and recorded in December 2003. Due to the implementation of a new legal structure in Europe in 2002, Dow Olefinverbund GmbH now operates as a contract manufacturing company for other Dow companies, thereby ensuring a more predictable taxable income stream.

       In the fourth quarter of 2003, the Company substantially completed the evaluation of a further consolidation of the German operations. After considering the effects of all of its tax planning strategies, the Company determined that it was more likely than not that Dow would utilize the German tax loss carryforwards and that the valuation allowance previously established was no longer required; therefore, the valuation allowance of $340 million recorded in Dow Olefinverbund GmbH was reversed.

       In addition, due to higher taxable income in the United States in 2003, particularly in the fourth quarter, in combination with the execution of new tax planning strategies, the Company concluded that it would be able to utilize foreign tax credits that might have otherwise expired unused. As a result, the valuation allowance of $114 million related to foreign tax credits was no longer required and was reversed.

       The Company's tax rate for 2003 was lower than the U.S. statutory rate due to strong financial performance by a number of joint ventures and favorable U.S. tax effects related to the implementation of tax planning strategies on foreign tax credits. As a result, Dow's reported effective tax rate for the full year, excluding the tax benefits of $454 million related to the reversal of tax valuation allowances, was 21 percent.

       The reserve for tax contingencies related to issues in the United States and foreign locations was $860 million at December 31, 2005 and $748 million at December 31, 2004. This is management's best estimate of the potential liability for tax contingencies. The increase in the tax contingency reserve was primarily due to an unfavorable tax ruling on corporate owned life insurance, partially offset by the favorable impact of closed audits in Europe and Asia Pacific. Inherent uncertainties exist in estimates of tax contingencies due to changes in tax law, both legislated and concluded through the various jurisdictions' tax court systems. It is the opinion of the Company's management that the possibility is remote that costs in excess of those accrued will have a material adverse impact on the Company's consolidated financial statements.

Domestic and Foreign Components of Income before Income Taxes and Minority Interests
In millions	2005	2004	2003

Domestic	$2,715	$457	$546
Foreign	3,684	3,339	1,205

Total	$6,399	$3,796	$1,751

Reconciliation to U.S. Statutory Rate
In millions	2005	2004	2003

Taxes at U.S. statutory rate	$2,240	$1,329	$613
Equity earnings effect	(287)	(168)	(56)
Foreign rates other than 35% (1)	(409)	(524)	(382)
U.S. tax effect of foreign earnings and dividends (2)	160	210	(187)
U.S. business and R&D credits	(48)	(47)	(77)
Benefit of repatriation under AJCA	(113)	–	–
Unfavorable tax ruling	137	–	–
Other – net	102	77	7

Total tax provision (credit)	$1,782	$877	$(82)

Effective tax rate	27.8%	23.1%	(4.7)%

(1) Includes the effect of changes in valuation allowances for foreign entities as follows: an increase of $14 million in 2005 and decreases of $116 million in 2004 and $268 million in 2003.
(2) Includes the effect of changes in the valuation allowance for U.S. foreign tax credits of $114 million in 2003.

Provision (Credit) for Income Taxes
	2005			2004			2003
In millions	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total

Federal	$255	$535	$790	$214	$(50)	$164	$148	$(256)	$(108)
State and local	46	20	66	17	26	43	40	(34)	6
Foreign	741	185	926	391	279	670	108	(88)	20

Total	$1,042	$740	$1,782	$622	$255	$877	$296	$(378)	$(82)

Deferred Tax Balances at December 31
	2005		2004
In millions	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities

Property	$382	$(2,304)	$674	$(2,998)
Tax loss and credit carryforwards	2,297	–	2,514	–
Postretirement benefit obligations	1,501	(861)	2,038	(594)
Other accruals and reserves	1,666	(437)	1,839	(625)
Inventory	160	(184)	152	(135)
Long-term debt	216	(64)	650	(71)
Investments	282	–	218	(4)
Other – net	551	(643)	389	(635)

Subtotal	$7,055	$(4,493)	$8,474	$(5,062)
Valuation allowance	(179)	–	(165)	–

Total	$6,876	$(4,493)	$8,309	$(5,062)

NOTE U – OPERATING SEGMENTS AND GEOGRAPHIC AREAS

As previously disclosed, beginning in the first quarter of 2006, the Company changed the composition of its reported segments to reflect changes in the Company's organizational structure. This note has been revised to reflect this change.

Dow is a diversified, worldwide manufacturer and supplier of more than 3,200 products. The Company's products are used primarily as raw materials in the manufacture of customer products and services. The Company serves the following industries: appliance; automotive; agricultural; building and construction; chemical processing; electronics; furniture; housewares; oil and gas; packaging; paints, coatings and adhesives; personal care; pharmaceutical; processed foods; pulp and paper; textile and carpet; utilities; and water treatment.

       Dow conducts its worldwide operations through global businesses, which are aggregated into reportable operating segments based on the nature of the products and production processes, end-use markets, channels of distribution and regulatory environment. The Company's reportable operating segments are Performance Plastics, Performance Chemicals, Agricultural Sciences, Basic Plastics, Basic Chemicals, and Hydrocarbons and Energy. Unallocated and Other contains the reconciliation between the totals for the reportable segments and the Company's totals. It also represents the operating segments that do not meet the quantitative threshold for determining reportable segments, research and other expenses related to new business development activities, and other corporate items not allocated to the operating segments.

       The Corporate Profile included below describes the operating segments, how they are aggregated, and the types of products and services from which their revenues are derived.

Corporate Profile

PERFORMANCE PLASTICS

Applications:    automotive interiors, exteriors, under-the-hood and body engineered systems     •    building and construction, thermal and acoustic insulation, roofing    •    communications technology, telecommunication cables, electrical and electronic connectors    •    footwear    •    home and office furnishings: kitchen appliances, power tools, floor care products, mattresses, carpeting, flooring, furniture padding, office furniture    •    information technology equipment and consumer electronics     •    packaging, food and beverage containers, protective packaging    •    sports and recreation equipment     •    wire and cable insulation and jacketing materials for power utility and telecommunications

  Dow Automotive serves the global automotive market and is a leading supplier of plastics, adhesives, sealants and other plastics-enhanced products for interior, exterior, under-the-hood, vehicle body structure and acoustical management technology solutions. With offices and application development centers around the world, Dow Automotive provides materials science expertise and comprehensive technical capabilities to its customers worldwide.

  •
  Products: AFFINITY™ polyolefin plastomers; AMPLIFY™ functional polymers; BETABRACE™reinforcing composites; BETADAMP™ acoustical damping systems; BETAFOAM™ NVH and structural foams; BETAGUARD™ sealants; BETAMATE™ structural adhesives; BETASEAL™ glass bonding systems; CALIBRE™ polycarbonate resins; DOW™ polyethylene resins; DOW™ polypropylene resins and automotive components made with DOW™ polypropylene; IMPAXX™ energy management foam; Injection-molded dashmats and underhood barriers; INSPIRE™ performance polymers; INTEGRAL™ adhesive film; ISONATE™ pure and modified methylene diphenyl diisocyanate (MDI) products; ISOPLAST™ engineering thermoplastic polyurethane resins; MAGNUM™ ABS resins; PAPI™ polymeric MDI; PELLETHANE™ thermoplastic polyurethane elastomers; Premium brake fluids and lubricants; PULSE™ engineering resins; SPECFLEX™ semi-flexible polyurethane foam systems; SPECTRIM™ reaction moldable polymers; STRANDFOAM™ polypropylene foam; VERSIFY™ plastomers and elastomers; VORANATE™ specialty isocyanates; VORANOL™ polyether polyols

  Dow Building Solutions manufactures and markets an extensive line of insulation, weather barrier, and oriented composite building solutions, as well as a line of cushion packaging foam solutions. The business is the recognized leader in extruded polystyrene (XPS) insulation, known industry-wide by its distinctive Blue color and the Dow STYROFOAM™brand for more than 50 years. The business also manufactures foam solutions for a wide range of applications including cushion packaging, electronics protection and material handling.

  •
  Products: EQUIFOAM™ comfort products; ETHAFOAM™ polyethylene foam; IMMOTUS™ acoustic panels; QUASH™ sound management foam; SARAN™ vapor retarder film and tape; STYROFOAM™ brand insulation products (including XPS and polyisocyanurate rigid foam sheathing products); SYMMATRIX™ oriented composites; SYNERGY™ soft touch foam; TRYMER™ polyisocyanurate foam pipe insulation; and WEATHERMATE™ weather barrier solutions (housewraps, sill pans, flashings and tapes)

  Dow Epoxy is a leading global producer of epoxy resins and related products for a wide range of industries and applications such as coatings, electronics, civil engineering, and composites. With plants strategically located across four continents, the business is focused on providing customers around the world with differentiated solution-based epoxy products and innovative technologies and services.

  •
  Products: D.E.H.™ epoxy curing agents; D.E.N.™ epoxy novolac resins; D.E.R.™ epoxy resins (liquids, solids and solutions); Epoxy intermediates (Acetone, Allyl chloride, Bisphenol-A, Epichlorohydrin, OPTIM™ synthetic glycerine and Phenol); Peroxymeric chemicals (CYRACURE™ cycloaliphatic epoxides; FLEXOL™ plasticizers; and TONE™ monomers, polyols and polymers); Specialty acrylic monomers (Glycidyl methacrylate, Hydroxyethyl acrylate and Hydroxypropyl acrylate); and UCAR™ solution vinyl resins

  The Polyurethanes and Thermoset Systems business is a leading global producer of polyurethane raw materials and thermoset systems. Differentiated by its ability to globally supply a high-quality, consistent and complete product range, this business emphasizes both existing and new business developments while facilitating customer success with a global market and technology network.

  •
  Products: THE ENHANCER™ and LIFESPAN™ carpet backings; FROTH-PAK™ polyurethane spray foam; GREAT STUFF™ polyurethane foam sealant; INSTA-STIK™ roof insulation adhesive; ISONATE™ MDI; PAPI™ polymeric MDI; Propylene glycol; Propylene oxide; SPECFLEX™ copolymer polyols; SYNTEGRA™ waterborne polyurethane dispersions; TILE BOND™ roof tile adhesive; VORACOR™, VORALAST™, VORALUX™ and VORASTAR™ polyurethane systems; VORANATE™ isocyanate; VORANOL™ and VORANOL™ VORACTIV™ polyether and copolymer polyols

  Specialty Plastics and Elastomers is a business portfolio of specialty products including a broad range of engineering plastics and compounds, performance elastomers and plastomers, specialty copolymers, synthetic rubber, polyvinylidene chloride resins and films (PVDC), and specialty film substrates. The business serves such industries as automotive, civil construction, wire and cable, building and construction, consumer electronics and appliances, food and specialty packaging, and footwear.

  •
  Products: AFFINITY™ polyolefin plastomers (POPs); AMPLIFY™ functional polymers; CALIBRE™ polycarbonate resins; DOW XLA™ elastic fiber; EMERGE™ advanced resins; ENGAGE™polyolefin elastomers; FLEXOMER™ very low density polyethylene (VLDPE) resins; EXO™ Overmolding Systems; INTEGRAL™ polyolefin films; ISOPLAST™ engineering thermoplastic polyurethane resins; MAGNUM™ ABS resins; NORDEL™ hydrocarbon rubber; PELLETHANE™ thermoplastic Polybutadiene rubber; Polyurethane elastomers; PRIMACOR™ copolymers; PROCITE™ polystyrene films; PULSE™ engineering resins; REDI-LINK™ polyethylene; SARAN™ PVDC resins and films; SARANEX™ barrier films; SI-LINK™ crosslinkable polyethylene; Styrene-butadiene rubber; TYRIL™ SAN resins; TYRIN™chlorinated polyethylene resins; TRENCHCOAT™ polyolefin films; UNIGARD™ high-performance flame-retardant compounds; UNIGARD™ reduced emissions flame-retardant compounds; UNIPURGE™ purging compounds; VERSIFY™ plastomers and elastomers; Wire and cable insulation and jacketing compounds; ZETABON™ coated metal cable armor

  The Technology Licensing and Catalyst business includes licensing and supply of related catalysts for the UNIPOL™ polypropylene process, the METEOR™ process for ethylene oxide (EO) and ethylene glycol (EG), the LP OXO™ process for oxo alcohols, and the QBIS™ bisphenol A process. Licensing of the UNIPOL™ polyethylene process and related catalysts, including metallocene catalysts, are handled through Univation Technologies, LLC, a 50:50 joint venture of Union Carbide.

  •
  Products: LP OXO™ process technology; METEOR™ EO/EG process technology and catalysts; QBIS™ bisphenol A process technology and DOWEX™ QCAT™ catalyst; SHAC™ catalysts; UNIPOL™ process technology

  The Performance Plastics segment also includes a portion of the results of the Siam Group, a group of Thailand-based joint ventures.

PERFORMANCE CHEMICALS

Applications:    agricultural and pharmaceutical products and processing    •    building materials     •    chemical processing and intermediates    •    food processing and ingredients    •     household products    •    metal cleaning    •    oil and gas treatment    •    paints, coatings, inks, adhesives, lubricants    •    personal care products    •    pulp and paper manufacturing, coated paper and paperboard     •    textiles and carpet    •    water purification

  Designed Polymers is a diverse portfolio of multi-functional ingredients and polymers for numerous markets and applications. Within Designed Polymers, Liquid Separations uses several technologies to separate dissolved minerals and organics from water, making purer water for human and industrial uses. Designed Polymers businesses also market a range of products that enhance the physical and sensory properties of end-use products in a wide range of applications including food, pharmaceuticals, oilfields, paints and coatings, personal care, and building and construction. The business also includes Advanced Electronic Materials and the results of Dowpharma, which provides the pharmaceutical and biopharmaceutical industries with products and services for drug discovery, development, manufacturing and delivery.

  •
  Products: Acrolein derivatives; Basic nitroparaffins and nitroparaffin-based specialty chemicals of ANGUS Chemical Company, a wholly owned subsidiary of Dow; Biocides; CELLOSIZE™ hydroxyethyl cellulose; DOWEX™ ion exchange resins; ETHOCEL™ ethylcellulose resins; FILMTEC™ membranes; METHOCEL™ cellulose ethers; POLYOX™ water-soluble resins; Products for hair/skin care from Amerchol Corporation, a wholly owned subsidiary of Dow

  The Dow Latex and Acrylic Monomers business is a major global supplier of synthetic latex, used for coating paper and paperboard (for magazines, catalogues and food packaging), and in decorative and industrial paints, adhesives, textile products, and construction products such as caulks and sealants, and a leading supplier of acrylic monomers.

  •
  Products: Acrylic acid/Acrylic esters; Acrylic latex; Butadiene-vinylidene latex; DRYTECH™superabsorbent polymers; NEOCAR™ branched vinyl ester latexes; POLYPHOBE™ rheology modifiers; Polystyrene latex; Styrene-acrylate latex; Styrene-butadiene latex; UCAR™ all-acrylic, styrene-acrylic and vinyl-acrylic latexes

  The Specialty Chemicals business provides products used as functional ingredients or processing aids in the manufacture of a diverse range of products. Applications include agricultural and pharmaceutical products and processing, building and construction, chemical processing and intermediates, food processing and ingredients, household products, coatings, pulp and paper manufacturing, and transportation. Dow Haltermann Custom Processing provides contract and custom manufacturing services to other specialty chemical and agricultural chemical producers.

  •
  Products: Alkyl alkanolamines; CARBOWAX™ polyethylene glycols and methoxypolyethylene glycols; Diphenyloxide; DOW™ polypropylene glycols; DOWFAX™, TERGITOL™ and TRITON™ surfactants; DOWTHERM™, SYLTHERM™ and UCARTHERM™ heat transfer fluids; Ethanolamines; Ethylene oxide- and propylene oxide-based glycol ethers; Ethyleneamines; Isopropanolamines; SAFE-TAINER™ closed-loop delivery system; UCAR™ deicing fluids; UCON™ fluids; VERSENE™ chelating agents; Fine and specialty chemicals from the Dow Haltermann Custom Processing business; Test and reference fuels, printing ink distillates, pure hydrocarbons and esters, and derivatives from Haltermann Products, a wholly owned subsidiary of Dow

  The Performance Chemicals segment also includes the results of Dow Corning Corporation, and a portion of the results of the OPTIMAL Group and the Siam Group, all joint ventures of the Company.

AGRICULTURAL SCIENCES

Applications:    control of weeds, insects and plant diseases for agriculture and pest management    •     agricultural seeds and traits (genes)

Dow AgroSciences is a global leader in providing pest management, agricultural and crop biotechnology products and solutions. The business develops, manufactures and markets products for crop production; weed, insect and plant disease management; and industrial and commercial pest management. Dow AgroSciences is building a leading plant genetics and biotechnology business in agricultural seeds, traits, healthy oils, animal health, and food safety.

  •
  Products: CLINCHER™ herbicide; DITHANE™ fungicide; LORSBAN™ insecticides; FORTRESS™ fungicide; GARLON™ herbicide; GLYPHOMAX™ herbicide; GRANITE™ herbicide, HERCULEX™ I insect protection; KEYSTONE™ herbicides; LAREDO™ fungicide; LONTREL™ herbicide; MUSTANG™ herbicide; MYCOGEN™ seeds; NATREON™ canola and sunflower oil; NEXERA™ seeds; PHYTOGEN™ brand cottonseeds; PROFUME™ gas fumigant; SENTRICON™ Termite Colony Elimination System; STARANE™ herbicide; STINGER™ herbicide; SURPASS™ herbicide; TELONE™ soil fumigant; TORDON™ herbicide; TRACER™ NATURALYTE™ insect control; VIKANE™ structural fumigant; WIDESTRIKE™ insect protection

BASIC PLASTICS

Applications:    adhesives    •    appliances and appliance housings     •    agricultural films    •    automotive parts and trim    •    beverage bottles     •    bins, crates, pails and pallets    •    building and construction    •    coatings     •    consumer and durable goods    •    consumer electronics    •    disposable diaper liners     •    fibers and nonwovens    •    films, bags and packaging for food and consumer products     •    hoses and tubing    •    household and industrial bottles    •    housewares     •    hygiene and medical films    •    industrial and consumer films and foams    •     information technology    •    oil tanks and road equipment    •    plastic pipe    •    textiles     •    toys, playground equipment and recreational products    •    wire and cable compounds

  The Polyethylene business is the world's leading supplier of polyethylene-based solutions through sustainable product differentiation. Through the use of multiple catalyst and all process technologies, the business offers customers one of the industry's broadest ranges of polyethylene resins via a strong global network of local experts focused on partnering for long-term success.

  •
  Products: ASPUN™ fiber grade resins; ATTANE™ ultra low density polyethylene (ULDPE) resins; CONTINUUM™ bimodal polyethylene resins; DOW™ high density polyethylene (HDPE) resins; DOW™ low density polyethylene (LDPE) resins; DOWLEX™ polyethylene resins; ELITE™ enhanced polyethylene (EPE) resins; TUFLIN™ linear low density polyethylene (LLDPE) resins; UNIVAL™ HDPE resins

  The Polypropylene business, a major global polypropylene supplier, provides a broad range of products and solutions tailored to customer needs by leveraging Dow's leading manufacturing and application technology, research and product development expertise, extensive market knowledge and strong customer relationships.

  •
  Products: DOW™ homopolymer polypropylene resins; DOW™ impact copolymer polypropylene resins; DOW™ random copolymer polypropylene resins; INSPIRE™ performance polymers

  The Polystyrene business, the global leader in the production of polystyrene resins, is uniquely positioned with geographic breadth and participation in a diversified portfolio of applications. Through market and technical leadership and low cost capability, the business continues to improve product performance and meet customer needs.

  •
  Products: STYRON A-TECH™ and C-TECH™ advanced technology polystyrene resins and a full line of STYRON™ general purpose polystyrene resins; STYRON™ high-impact polystyrene resins

  The Basic Plastics segment also includes the results of Equipolymers and a portion of the results of EQUATE Petrochemical Company K.S.C., the OPTIMAL Group and the Siam Group, all joint ventures of the Company.

BASIC CHEMICALS

Applications:    agricultural products    •    alumina    •    automotive antifreeze and coolant systems    •    carpet and textiles    •    chemical processing    •    dry cleaning    •    dust control    •    household cleaners and plastic products    •    inks     •    metal cleaning    •    packaging, food and beverage containers, protective packaging     •    paints, coatings and adhesives    •    personal care products    •    petroleum refining     •    pharmaceuticals    •    plastic pipe    •    pulp and paper manufacturing     •    snow and ice control    •    soaps and detergents    •    water treatment

  The Core Chemicals business is a leading global producer of each of its basic chemical products, which are sold to many industries worldwide, and also serve as key raw materials in the production of a variety of Dow's performance and plastics products.

  •
  Products: Acids; Alcohols; Aldehydes; Caustic soda; Chlorine; Chloroform; COMBOTHERM™ blended deicer; DOWFLAKE™ calcium chloride; DOWPER™ dry cleaning solvent; Esters; Ethylene dichloride (EDC); LIQUIDOW™ liquid calcium chloride; MAXICHECK™ procedure for testing the strength of reagents; MAXISTAB™ stabilizers for chlorinated solvents; Methyl chloride; Methylene chloride; Monochloroacetic acid (MCAA); Oxo products; PELADOW™ calcium chloride pellets; Perchloroethylene; Trichloroethylene; Vinyl acetate monomer (VAM); Vinyl chloride monomer (VCM); Vinylidene chloride (VDC)

  The Ethylene Oxide/Ethylene Glycol business is a key supplier of ethylene glycol to MEGlobal, a 50:50 joint venture and a world leader in the manufacture and marketing of merchant monoethylene glycol and diethylene glycol. Dow also supplies ethylene oxide to internal derivatives businesses. Ethylene glycol is used in polyester fiber, polyethylene terephthalate (PET) for food and beverage container applications, polyester film and antifreeze.

  •
  Products: Ethylene glycol (EG); Ethylene oxide (EO)

  The Basic Chemicals segment also includes the results of MEGlobal and a portion of the results of EQUATE Petrochemical Company K.S.C. and the OPTIMAL Group, all joint ventures of the Company.

HYDROCARBONS AND ENERGY

Applications:    polymer and chemical production    •    power

  The Hydrocarbons and Energy business encompasses the procurement of fuels, natural gas liquids and crude oil-based raw materials, as well as the supply of monomers, power and steam for use in Dow's global operations. Dow is the world leader in the production of olefins and aromatics.

  •
  Products: Benzene; Butadiene; Butylene; Cumene; Ethylene; Propylene; Styrene; Power, steam and other utilities

  The Hydrocarbons and Energy segment includes the results of Compañía Mega S.A. and a portion of the results of the Siam Group, both joint ventures of the Company.

Unallocated and Other includes the results of Dow Ventures (which includes new business incubation platforms focused on identifying and pursuing new commercial opportunities); Venture Capital; the Company's insurance operations and environmental operations; and overhead and other cost recovery variances not allocated to the operating segments.

The Dow Chemical Company and Subsidiaries
Notes to the Consolidated Financial Statements

       Transfers between operating segments are generally valued at cost. Transfers of products to the Agricultural Sciences segment from the other segments, however, are generally valued at market-based prices. The revenues generated by these transfers are provided in the following table.

Operating Segment Information
In millions	Performance Plastics	Performance Chemicals	Agricultural Sciences	Basic Plastics	Basic Chemicals	Hydrocarbons and Energy	Unallocated and Other	Total

2005
Sales to external customers	$12,405	$7,521	$3,364	$11,007	$5,643	$6,061	$306	$46,307
Intersegment revenues	29	43	–	–	57	–	(129)	–
Equity in earnings of nonconsolidated affiliates	198	294	1	215	204	52	–	964
Restructuring charges (1)	28	14	9	12	3	–	48	114
EBIT (2)	2,507	1,435	543	2,398	1,129	(1)	(1,048)	6,963
Total assets	9,779	6,548	3,999	7,605	4,575	3,100	10,328	45,934
Investments in nonconsolidated affiliates	196	647	23	498	538	397	(14)	2,285
Depreciation and amortization	622	388	131	448	378	108	4	2,079
Capital expenditures	230	334	95	246	230	462	–	1,597

2004
Sales to external customers	$10,449	$6,483	$3,368	$9,284	$5,439	$4,876	$262	$40,161
Intersegment revenues	22	40	–	–	46	–	(108)	–
Equity in earnings (losses) of nonconsolidated affiliates	133	196	–	172	424	76	(78)	923
Restructuring activities – net charge (gain) (1)	–	89	–	(124)	(439)	–	454	(20)
EBIT (2)	1,075	720	586	1,714	1,600	–	(1,238)	4,457
Total assets	9,956	6,069	3,824	7,174	4,469	2,693	11,700	45,885
Investments in nonconsolidated affiliates	874	479	23	433	517	374	(2)	2,698
Depreciation and amortization	541	492	122	450	366	111	6	2,088
Capital expenditures	319	186	109	168	238	312	1	1,333

2003
Sales to external customers	$8,694	$5,372	$3,008	$7,028	$4,357	$3,820	$353	$32,632
Intersegment revenues	16	32	–	–	44	–	(92)	–
Equity in earnings (losses) of nonconsolidated affiliates	52	110	(7)	52	149	76	(110)	322
EBIT (2)	719	756	441	658	334	6	(427)	2,487
Total assets	9,050	5,535	3,702	6,318	4,051	2,120	11,115	41,891
Investments in nonconsolidated affiliates	789	288	24	241	273	271	(8)	1,878
Depreciation and amortization	500	357	121	437	384	96	8	1,903
Capital expenditures	384	146	49	76	226	213	6	1,100

(1)
See Note B for information regarding restructuring activities in 2005 and 2004.

(2)
The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the business and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to "Net Income Available for Common Stockholders" is provided below:

In millions	2005	2004	2003

EBIT	$6,963	$4,457	$2,487
+ Interest income	138	86	92
– Interest expense and amortization of debt discount	702	747	828
– Provision (Credit) for income taxes	1,782	877	(82)
– Minority interests' share in income	82	122	94
+ Cumulative effect of changes in accounting principles	(20)	–	(9)

Net Income Available for Common Stockholders	$4,515	$2,797	$1,730

       The Company operates 156 manufacturing sites in 37 countries. The United States is home to 46 of these sites, representing 54 percent of the Company's long-lived assets. Sales are attributed to geographic areas based on customer location. Long-lived assets are attributed to geographic areas based on asset location.

Geographic Area Information
In millions	United States	Europe	Rest of World	Total

2005
Sales to external customers	$17,524	$16,624	$12,159	$46,307
Long-lived assets (1)	$7,314	$3,735	$2,488	$13,537

2004
Sales to external customers	$15,054	$14,280	$10,827	$40,161
Long-lived assets (1)	$7,139	$4,001	$2,688	$13,828

2003
Sales to external customers	$12,813	$11,351	$8,468	$32,632
Long-lived assets (1)	$7,416	$3,918	$2,883	$14,217

(1)
Long-lived assets in Germany represented approximately 11 percent of the total at December 31, 2005 and 12 percent of the total at December 31, 2004 and 2003.

The Dow Chemical Company and Subsidiaries
Quarterly Statistics

In millions, except per share amounts (Unaudited)

2005	1st	2nd	3rd	4th	Year

Net sales	$11,679	$11,450	$11,261	$11,917	$46,307
Cost of sales	9,337	9,300	9,610	10,029	38,276
Restructuring charges	–	–	–	(114)	(114)
Credit to "Provision for income taxes" related to the repatriation of foreign earnings under the AJCA (1)	–	113	–	–	113
Charge to "Provision for income taxes" due to unfavorable tax ruling related to corporate owned life insurance	–	–	–	(137)	(137)
Income before cumulative effect of change in accounting principle	1,353	1,265	801	1,116	4,535
Cumulative effect of change in accounting principle	–	–	–	(20)	(20)
Net income available for common stockholders	1,353	1,265	801	1,096	4,515
Earnings before cumulative effect of change in accounting principle per common share – basic (2)	1.41	1.31	0.83	1.15	4.71
Earnings per common share – basic (2)	1.41	1.31	0.83	1.13	4.69
Earnings before cumulative effect of change in accounting principle per common share – diluted (2)	1.39	1.30	0.82	1.14	4.64
Earnings per common share – diluted (2)	1.39	1.30	0.82	1.12	4.62
Common stock dividends declared per share of common stock	0.335	0.335	0.335	0.335	1.34
Market price range of common stock: (3)
High	56.75	50.49	49.45	47.21	56.75
Low	47.55	42.88	40.18	40.55	40.18

2004	1st	2nd	3rd	4th	Year

Net sales	$9,309	$9,844	$10,072	$10,936	$40,161
Cost of sales	7,907	8,345	8,697	9,295	34,244
Restructuring net gain	–	20	–	–	20
Tax benefits related to reversal of tax valuation allowances and impact of change in tax rate on deferred tax liabilities	–	–	–	146	146
Net income available for common stockholders	469	685	617	1,026	2,797
Earnings per common share – basic (4)	0.50	0.73	0.66	1.08	2.98
Earnings per common share – diluted	0.50	0.72	0.65	1.06	2.93
Common stock dividends declared per share of common stock	0.335	0.335	0.335	0.335	1.34
Market price range of common stock: (3)
High	44.20	42.45	45.40	51.34	51.34
Low	37.49	36.35	37.95	41.82	36.35

See Notes to the Consolidated Financial Statements.

(1) American Jobs Creation Act of 2004 ("AJCA")
(2) Due to an increase in the share count during 2005, the sum of the four quarters does not equal the earnings per share amount calculated for the year.
(3) Composite price as reported by the New York Stock Exchange.
(4) Due to an increase in the share count during 2004, the sum of the four quarters does not equal the earnings per share amount calculated for the year.

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PART II, Item 8. Financial Statements and Supplementary Data.
The Dow Chemical Company and Subsidiaries Notes to the Consolidated Financial Statements
  NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACCOUNTING CHANGES
  NOTE B – RESTRUCTURING
  NOTE C – DIVESTITURES
  NOTE D – INVENTORIES
  NOTE E – PROPERTY
  NOTE F – IMPAIRMENT OF LONG-LIVED ASSETS
  NOTE G – SIGNIFICANT NONCONSOLIDATED AFFILIATES AND RELATED COMPANY TRANSACTIONS
  NOTE H – GOODWILL AND OTHER INTANGIBLE ASSETS
  NOTE I – FINANCIAL INSTRUMENTS
  NOTE J – SUPPLEMENTARY INFORMATION
  NOTE K – COMMITMENTS AND CONTINGENT LIABILITIES
  NOTE L – NOTES PAYABLE, LONG-TERM DEBT AND AVAILABLE CREDIT FACILITIES
  NOTE M – PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS
  NOTE N – LEASED PROPERTY AND VARIABLE INTEREST ENTITIES
  NOTE O – STOCK COMPENSATION PLANS
  NOTE P – LIMITED PARTNERSHIP
  NOTE Q – PREFERRED SECURITIES OF SUBSIDIARIES
  NOTE R – STOCKHOLDERS' EQUITY
  NOTE S – EMPLOYEE STOCK OWNERSHIP PLAN
  NOTE T – INCOME TAXES
  NOTE U – OPERATING SEGMENTS AND GEOGRAPHIC AREAS
The Dow Chemical Company and Subsidiaries Notes to the Consolidated Financial Statements